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Filed Pursuant to Rule 424(b)(3)
Under the Securities Act of 1933
Registration No. 333-188716

AIR LEASE CORPORATION

OFFER TO EXCHANGE
Up to $151,614,000 of 5.625% Senior Notes due 2017
that have been registered under the Securities Act of 1933, as amended, for any and all outstanding 7.375% Senior Unsecured Notes due January 30, 2019

             We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to exchange up to $151,614,000 aggregate principal amount of our 5.625% Senior Notes due 2017 (the "new notes") for any and all of our outstanding 7.375% Senior Unsecured Notes due January 30, 2019 that we issued on January 20, 2012 (the "old notes"), as described in the table below. We refer to the offer to exchange new notes for old notes as the "exchange offer." We originally issued $155,000,000 aggregate principal amount of old notes. On January 30, 2013, we made a scheduled prepayment of $11,050,000 principal amount of the old notes at par, reducing the aggregate principal amount of the old notes to $143,950,000. As of the date of this prospectus, the remaining aggregate principal amount of old notes outstanding was $143,950,000. We refer to the face amount of principal for which old notes were originally issued as the "original face amount." We are undertaking the exchange offer in compliance with our obligations under that certain Note Purchase Agreement, dated as of January 20, 2012 and amended as of April 29, 2013, relating to the old notes (the "Amended Note Purchase Agreement"). We are not making any recommendation as to whether you should tender your old notes in the exchange offer.

             The new notes will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $1,000,000,000 aggregate principal amount of our 5.625% Senior Notes due 2017 (the "existing notes") that we issued under our Registration Statement on Form S-4 (File No. 333-183714), initially filed with the Securities and Exchange Commission (the "SEC") on September 4, 2012, as amended. The new notes will be our senior unsecured obligations, will mature on April 1, 2017, and will bear interest at a rate of 5.625% per year, payable in cash semi-annually in arrears on April 1 and October 1. The first interest payment date for the new notes is expected to be October 1, 2013. In addition, the new notes will bear special interest at a rate of 0.50% per year until either Standard & Poor's Rating Group ("S&P") or Fitch Rating Service, Inc. ("Fitch") maintains a publicly available rating on the Notes, as defined below. See "Description of Notes."

             The principal features of the exchange offer are as follows:

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  For each $1,000 original face amount of old notes that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer for new notes, holders of old notes will be eligible to receive the exchange consideration set out in the table below. Old notes must be tendered in minimum denominations of $100,000 original face amount and integral multiples of $1,000 original face amount in excess thereof.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

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  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

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  The exchange offer will expire at 5:00 p.m., New York City time, on June 20, 2013, unless extended (such date, as it may be extended, the "expiration date"). In the event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the expiration date if necessary so that at least five business days remain in the exchange offer following notice to holders of old notes of such material change.

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  The Company intends to take the position that the exchange of old notes for new notes pursuant to the exchange offer will be a taxable event for United States federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  There is no existing public market for the old notes or the existing notes. We do not intend to apply for listing of the new notes on any securities exchange or automated quotation system.

             The following table sets forth the exchange consideration for each $1,000 original face amount of old notes for which the new notes are being offered:

Title of Security	CUSIP Number	Aggregate Original Face Amount(1)	Exchange Consideration(2)

7.375% Senior Unsecured Notes due January 30, 2019	00912X AB0	$155,000,000	$978.15 principal amount of new notes(3)

(1)
The remaining aggregate principal amount of old notes outstanding as of the date of this prospectus is $143,950,000.

(2)
Per $1,000 original face amount of old notes. The exchange consideration, as expressed per $1,000 currently remaining principal amount of old notes that are accepted for exchange, is $1,053.24 principal amount of new notes, as adjusted for the Accrued Interest Adjustment Amount (as defined below).

(3)
As adjusted for the Accrued Interest Adjustment Amount.

             Holders whose old notes are accepted for exchange will be entitled to receive accrued and unpaid interest in respect of such old notes to, but not including, the settlement date (as defined below), and will be required to pay the amount of accrued and unpaid interest on the new notes issued to such holders which accrued prior to the settlement date. The amount of such interest on such old notes less such interest on such new notes, which may be a positive or negative number, is referred to herein as the "Accrued Interest Adjustment Amount." Pursuant to the Amended Note Purchase Agreement, if the Accrued Interest Adjustment Amount is positive, the Company may, at its option, pay such holders (a) an amount of cash equal to the Accrued Interest Adjustment Amount or (b) the principal amount of new notes that results from multiplying the currently remaining aggregate principal amount of such old notes that are validly tendered (and not properly withdrawn) and accepted for exchange by the Adjusted Interest Factor. If the Accrued Interest Adjustment Amount is negative, the Company will reduce the principal amount of the new notes to be issued to such holders by the principal amount of new notes described in clause (b) above. Consistent with the Amended Note Purchase Agreement, the "Adjusted Interest Factor" will be calculated in accordance with the following formula:

((ACC7.375-ACC5.625) / (1 + (ACC5.625 / ($1,000 × BXRAT))) / 1.08) / $1,000

where "ACC7.375" equals the accrued and unpaid interest on $1,000 currently remaining principal amount of old notes as of the settlement date, "ACC5.625" equals the accrued and unpaid interest on $1,000 principal amount of new notes as of the settlement date, and "BXRAT" equals 1.053241. The value of BXRAT (the exchange ratio) was established as part of the defined term "Adjusted Exchange Ratio" in the Amended Note Purchase Agreement. This value is the negotiated exchange ratio agreed to by the parties to the Amended Note Purchase Agreement, which is the amount of principal of new notes each exchanging holder would receive for every $1 currently remaining principal amount of old notes exchanged, prior to any adjustment for the Accrued Interest Adjustment Amount.

             The new notes issued in the exchange offer will be issued with accrued interest from the date of the most recent interest payment on the existing notes, which is expected to be April 1, 2013. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. If a tendering holder would be entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, in payment of accrued and unpaid interest, we will round down such principal amount of new notes to the nearest integral multiple of $1,000 and pay such tendering holder an amount in cash (rounded to the nearest $0.01 with a half cent rounded upwards) on the settlement date for any fractional portion of new notes that such holder would otherwise be entitled to receive.

             The final Accrued Interest Adjustment Amount and, when such amount is positive, the form of payment in cash or additional new notes, will be determined by the Company and will be made publicly available through the filing of a Form 8-K by the Company with the SEC by no later than 9:00 a.m., New York City time, on the first business day following the expiration date. The maximum amount of cash that may be paid in respect of the Accrued Interest Adjustment Amount, assuming that all outstanding old notes are validly tendered (and not properly withdrawn) and accepted for exchange, is $2,234,804. If, as currently expected, the exchange offer expires on June 20, 2013 and the settlement date is June 26, 2013, the Company will pay $14.35 in cash, or $13.10 principal amount of new notes, in respect of the Accrued Interest Adjustment Amount for $1,000 original face amount of old notes that are validly tendered (and not properly withdrawn) and accepted for exchange. Assuming the same expiration and settlement dates, the Company will pay $15.45 in cash, or $14.11 principal amount of new notes, in respect of the Accrued Interest Adjustment Amount for $1,000 currently remaining principal amount of old notes accepted for exchange.

             Consummation of the exchange offer is conditioned upon the satisfaction or waiver (where permitted) of the conditions described under "The Exchange Offer—Conditions to the exchange offer," including the condition that the registration statement of which this prospectus forms a part is declared effective and no stop order suspending its effectiveness or any proceeding for that purpose is outstanding (which condition may not be waived by us). The exchange offer is not conditioned upon the valid tender of any minimum principal amount of old notes or the issuance of any minimum principal amount of new notes pursuant to the exchange offer.

             In order for the new notes issued in the exchange offer to be fungible for U.S. federal income tax purposes with the existing notes, the new notes issued in the exchange offer will be issued with accrued interest from the date of the most recent interest payment on the existing notes, which amount will be paid by the holder as part of the Accrued Interest Adjustment Amount. Accrued interest on the new notes at the time of their issuance on the settlement date will reduce the payment to be made on the settlement date in respect of accrued and unpaid interest on the old notes accepted for exchange, as described above.

             See "Risk Factors" beginning on page 20 for a discussion of certain risk factors that you should consider in evaluating the exchange offer.

             Neither we, nor the exchange agent or any other person, is making any recommendation as to whether you should tender your old notes in the exchange offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is June 14, 2013

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to exchange the new notes in any jurisdiction where it is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and you should assume that the information in any document incorporated by reference in this prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, unless otherwise indicated or the context otherwise requires, the terms "Company," "ALC," "we," "our and "us" refer to Air Lease Corporation and its consolidated subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy the material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC's website at www.sec.gov.

        Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. The contents of our website are not incorporated by reference into this prospectus. You may also request a copy of our SEC filings, at no cost, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation
General Counsel and Corporate Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

 INCORPORATION BY REFERENCE

        This prospectus "incorporates by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), except to the extent that information in such documents is updated or superseded by information contained in this prospectus:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

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  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2013;

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  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013; and

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  Our Current Reports on Form 8-K filed January 29, 2013, February 4, 2013, February 5, 2013, February 28, 2013, May 13, 2013, May 28, 2013, May 31, 2013 and June 5, 2013.

        We also incorporate by reference each of the documents that we file with the SEC (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the termination of the exchange offer to which this prospectus relates. You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus, including any future filings, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation
General Counsel and Corporate Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

        These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.airleasecorp.com. Except for the documents described above, information included or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus, including the documents that are incorporated by reference, that are not historical facts are "forward-looking statements." These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in the section titled "Risk Factors" beginning on page 20 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the documents that are incorporated by reference in this prospectus, including the following factors, among others:

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  our inability to make acquisitions of, or to lease, aircraft on favorable terms;

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  our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

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  our inability to obtain refinancing prior to the time our debt matures;

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  impaired financial condition and liquidity of our lessees;

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  deterioration of economic conditions in the commercial aviation industry generally;

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  increased maintenance, operating or other expenses or changes in the timing thereof;

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  changes in the regulatory environment and the grounding of aircraft; and

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  potential natural disasters, terrorist attacks and the risk of loss of aircraft and the amount of our insurance coverage, if any, relating thereto.

        All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference in this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

 PROSPECTUS SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment decision.

 Our Company

        Air Lease Corporation is an aircraft leasing company based in Los Angeles, California. We are principally engaged in purchasing commercial aircraft and leasing them to airlines around the world to generate attractive returns on equity. We lease aircraft to airlines pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. For additional information about our business, operations and financial results, see the documents listed under "Incorporation by Reference."

        Air Lease Corporation is incorporated in Delaware. Our principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

Risk Factors

        You should carefully consider all of the information contained in this prospectus, including information in documents incorporated by reference in this prospectus, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under "Risk Factors" in this prospectus and those risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC.

 The Exchange Offer

        The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections of this prospectus entitled "The Exchange Offer" and "Description of Notes" contain a more detailed description of the terms and conditions of the exchange offer and the new notes.

The exchange offer	We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to exchange up to $151,614,000 aggregate principal amount of new notes registered under the Securities Act for any and all of our outstanding old notes that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer.

We originally issued $155,000,000 aggregate principal amount of old notes. On January 30, 2013, we made a scheduled prepayment of $11,050,000 principal amount of the old notes at par, reducing the aggregate principal amount of the old notes to $143,950,000. As of the date of this prospectus, $143,950,000 in remaining aggregate principal amount of old notes is outstanding. We refer to the face amount of principal for which old notes were originally issued as the "original face amount." See "The Exchange Offer—Terms of the exchange offer."

Exchange consideration

For each $1,000 original face amount of old notes that are validly tendered, not properly withdrawn prior to the expiration of the exchange offer for new notes, and accepted for exchange, holders of old notes will be eligible to receive $978.15 principal amount of new notes, as adjusted for the Accrued Interest Adjustment Amount. The exchange consideration, as expressed per $1,000 currently remaining principal amount of old notes that are validly tendered, not properly withdrawn, and accepted for exchange, is $1,053.24 principal amount of new notes, as adjusted for the Accrued Interest Adjustment Amount.

Accrued and unpaid interest on old notes accepted in the exchange offer

Holders whose old notes are accepted for exchange will be entitled to receive accrued and unpaid interest in respect of such old notes to, but not including, the settlement date, and will be required to pay the amount of accrued and unpaid interest on the new notes issued to such holders which accrued prior to the settlement date. The amount of such interest on such old notes less such interest on such new notes, which may be a positive or negative number, is referred to herein as the "Accrued Interest Adjustment Amount." Pursuant to the Amended Note Purchase Agreement, if the Accrued Interest Adjustment Amount is positive, the Company may, at its option, pay such holders (a) an amount of cash equal to the Accrued Interest Adjustment Amount or (b) the principal amount of new notes that results from multiplying the currently remaining aggregate principal amount of such old notes that are validly tendered (and not properly withdrawn) and accepted for exchange by the Adjusted Interest Factor. If the Accrued Interest Adjustment Amount is negative, the Company will reduce the principal amount of the new notes to be issued to such holders by the principal amount of new notes described in clause (b) above. Consistent with the Amended Note Purchase Agreement, the "Adjusted Interest Factor" will be calculated in accordance with the following formula:

((ACC7.375-ACC5.625) / (1 + (ACC5.625 / ($1,000 × BXRAT))) / 1.08) / $1,000

where "ACC7.375" equals the accrued and unpaid interest on $1,000 currently remaining principal amount of old notes as of the settlement date, "ACC5.625" equals the accrued and unpaid interest on $1,000 principal amount of new notes as of the settlement date, and "BXRAT" equals 1.053241. The value of BXRAT (the exchange ratio) was established as part of the defined term "Adjusted Exchange Ratio" in the Amended Note Purchase Agreement. This value is the negotiated exchange ratio agreed to by the parties to the Amended Note Purchase Agreement, which is the amount of principal of new notes each exchanging holder would receive for every $1 currently remaining principal amount of old notes exchanged, prior to any adjustment for the Accrued Interest Adjustment Amount.

The new notes issued in the exchange offer will be issued with accrued interest from the date of the most recent interest payment on the existing notes, which is expected to be April 1, 2013.

The Accrued Interest Adjustment Amount and, when such amount is positive, the form of payment in cash or additional new notes, will be determined by the Company and will be made publicly available through the filing of a Form 8-K by the Company with the SEC by no later than 9:00 a.m., New York City time, on the first business day following the expiration date. The maximum amount of cash that may be paid in respect of the Accrued Interest Adjustment Amount, assuming that all outstanding old notes are validly tendered (and not properly withdrawn) and accepted for exchange, is $2,234,804. If, as currently expected, the exchange offer expires on June 20, 2013 and the settlement date is June 26, 2013, the Company will pay $14.35 in cash, or $13.10 principal amount of new notes, in respect of the Accrued Interest Adjustment Amount for $1,000 original face amount of old notes that are validly tendered (and not properly withdrawn) and accepted for exchange. Assuming the same expiration and settlement dates, the Company will pay $15.45 in cash, or $14.11 principal amount of new notes, in respect of the Accrued Interest Adjustment Amount for $1,000 currently remaining principal amount of old notes accepted for exchange.

Expiration date

The exchange offer expires at 5:00 p.m., New York City time, on June 20, 2013, unless we decide to extend the exchange offer. In the event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the expiration date if necessary so that at least five business days remain in the exchange offer following notice to holders of old notes of such material change. For additional information, see "The Exchange Offer—Expiration date; extensions and amendments; termination."

Conditions to the exchange offer

Consummation of the exchange offer is conditioned upon the satisfaction or waiver (where permitted) of the conditions described under "The Exchange Offer—Conditions to the exchange offer," including the condition that the registration statement of which this prospectus forms a part is declared effective and no stop order suspending its effectiveness or any proceeding for that purpose is outstanding (which condition may not be waived by us). The exchange offer is not conditioned upon the valid tender of any minimum principal amount of old notes or the issuance of any minimum principal amount of new notes pursuant to the exchange offer. For additional information, see "The Exchange Offer—Conditions to the exchange offer."

Amended Note Purchase Agreement

We are making the exchange offer pursuant to the Amended Note Purchase Agreement, which contains a covenant (the "exchange offer covenant") requiring us to use our commercially reasonable efforts (i) to the extent not prohibited by any applicable law or any applicable interpretations of the staff of the SEC, to file with the SEC this registration statement with respect to the exchange offer and (ii) to complete the exchange offer not later than 45 days after the date on which such registration statement is declared effective by the SEC. If you do not tender your old notes in the exchange offer and the exchange offer is consummated, you will not have any further rights under the exchange offer covenant.

In the event that (a) we determine that registration for the exchange offer is not available for any reason, including that the exchange offer is prohibited by any applicable law or any applicable interpretations of the staff of the SEC, or (b) the exchange offer is not for any other reason completed on or before the 120th day (the "Target Registration Date") following the effective date of the Amendment (as defined below), then additional interest shall accrue on the then remaining principal amount of the old notes at a rate of 0.50% per annum, commencing on the first day (the "Step-Up Date") following the Target Registration Date. The rate of such additional interest shall increase by an additional 0.50% per annum on each subsequent anniversary of the Step-Up Date, until an exchange offer has been completed or, if an exchange offer has not been completed, until the old notes mature. See "The Exchange Offer—Purpose of the exchange offer."

We are not making any recommendation as to whether you should tender your old notes in the exchange offer.
Minimum Tender Denominations and Fractions

Old notes must be tendered in minimum denominations of $100,000 original face amount and integral multiples of $1,000 original face amount in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

If, under the terms of the exchange offer or in payment of accrued and unpaid interest on the old notes, a tendering holder would be entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, we will round down such principal amount of new notes to the nearest integral multiple of $1,000. This rounded amount will be the principal amount of new notes you will receive. We will pay to such tendering holder an amount in cash (rounded to the nearest $0.01 with a half cent being rounded upwards) on the settlement date for any fractional portion of new notes that such holder would otherwise be entitled to receive (the "Cash Rounding Amount").

How to tender old notes for exchange	You may tender your old notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program. If you wish to accept the exchange offer, you must:

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transmit a properly completed and duly executed letter of transmittal, together with the old notes being tendered and all other documents required by such letter of transmittal, at or before 5:00 p.m., New York City time, on the expiration date, to the exchange agent at the address set forth under "The Exchange Offer—The exchange agent"; or

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arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the old notes being tendered into the exchange agent's account at The Depository Trust Company.

For additional information, see "The Exchange Offer—How to tender old notes for exchange."

Guaranteed delivery procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by 5:00 p.m., New York City time, on the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed delivery procedures."
Special procedures for beneficial owners	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.
Withdrawal of tenders	You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date, unless extended by us. You may also withdraw tendered old notes if we have not accepted them for purchase on or before 40 business days after the commencement of the exchange offer. You may withdraw the tender of your old notes by delivering a notice of withdrawal to the exchange agent in conformity with the procedures described under "The Exchange Offer—Withdrawal rights."
Termination of the exchange offer	We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under "The Exchange Offer—Conditions to the exchange offer" have not been satisfied, in our sole and absolute discretion. See "The Exchange Offer—Expiration date; extension and amendments; termination."
Acceptance of old notes and delivery of new notes; settlement date	If the registration statement of which this prospectus is a part is declared effective by the SEC and the exchange offer is completed, we will accept any and all old notes that are validly tendered in the exchange offer and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date and our acceptance of validly tendered old notes (the date of such issuance, the "settlement date"). Pursuant to the Amended Note Purchase Agreement, we have the ability to elect not to close the exchange offer during an exchange suspension period (as defined below); if we so elect, we will extend the expiration date. For additional information, see "The Exchange Offer—Acceptance of old notes; delivery of new notes" and "The Exchange Offer—Expiration date; extension and amendments; termination."

Pursuant to the Amended Note Purchase Agreement, we may elect not to complete the exchange offer during any applicable period between a record date and a corresponding interest payment date on the old notes or the new notes, which are from and including January 15 through and including January 30 (or if January 30 is not a business day, then the next succeeding business day), from and including July 15 through and including July 30 (or if July 30 is not a business day, then the next succeeding business day), from and including March 15 through and including April 1 (or if April 1 is not a business day, then the next succeeding business day), and from and including September 15 through and including October 1 (or if October 1 is not a business day, then the next succeeding business day) (each such period, an "exchange suspension period"). For purposes of the definition of "exchange suspension period," "business day" has the meaning ascribed to the term "Business Day" in the Amended Note Purchase Agreement.
Consequences of failure to exchange your old notes	If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer provided in the legend on the old notes and the terms in the Amended Note Purchase Agreement governing the old notes. In general, old notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered old notes could be adversely affected. For additional information, see "The Exchange Offer—Consequences of failure to exchange old notes."
Use of proceeds	We will not receive any proceeds from the exchange offer. For additional information, see "Use of Proceeds."
Funding of cash payments	The Company will use working capital to pay the Accrued Interest Adjustment Amount, if such amount is paid in cash, and the Cash Rounding Amount to tendering holders whose old notes are validly tendered (and not properly withdrawn) and accepted for exchange. See "The Exchange Offer—Funding of cash payments."
Exchange agent	The exchange agent for the exchange offer is Deutsche Bank Trust Company Americas. For additional information, see "The Exchange Offer—The exchange agent" and the accompanying letter of transmittal.
Material U.S. federal income tax consequences	The Company intends to take the position that the exchange of your old notes for new notes will be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as the tax consequences of ownership and disposition of the new notes. For additional information, see "Material United States Federal Income Tax Consequences."

 The New Notes

        The following is a summary of the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description is contained in the section "Description of Notes" in this prospectus. You should read this prospectus before making an investment in the new notes.

Issuer	Air Lease Corporation, a Delaware corporation.
Securities	Up to $151,614,000 of 5.625% Senior Notes due 2017.
Maturity	April 1, 2017.
Interest payment dates

April 1 and October 1. Interest will accrue from the date of the most recent interest payment on the existing notes, which is expected to be April 1, 2013. The first interest payment date for the new notes is expected to be October 1, 2013.

Special Interest

We currently are in a Non-Rating Period, as defined in the section "Description of Notes" in this prospectus, and accordingly will pay additional interest on the new notes at an annual rate of 0.50% until either S&P or Fitch maintains a publicly available rating on the Notes. See "Description of Notes—General—Interest." As of the date of this prospectus, the Company does not know, and cannot reasonably estimate, whether or when the Non-Rating Period will end.

Further issues

We reserve the right from time to time without the consent of holders of new notes and existing notes to issue additional new 5.625% Senior Notes due 2017 on terms and conditions identical to those of the new notes and the existing notes (other than the issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the new notes offered hereby and the existing notes.

Optional redemption

At any time prior to April 1, 2015, we may redeem up to 40% of the original principal amount of the new notes with the proceeds of certain equity offerings at a redemption price of 105.625% of the principal amount of the new notes, together with accrued and unpaid interest to the date of redemption.

At any time prior to April 1, 2017, we may also redeem some or all of the new notes at a price equal to 100% of the principal amount of the new notes, plus accrued and unpaid interest, plus a "make-whole premium."

Change of control offer

Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the new notes, to cause us to repurchase some or all of your new notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of Notes—Repurchase at the option of holders—Change of control."

Ranking	The new notes will be our senior unsecured obligations and will:
• rank senior in right of payment to all of our future subordinated indebtedness;
• rank equally in right of payment with all of our existing and future senior indebtedness;
• be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt; and
• be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries.
As of March 31, 2013:
• we and our subsidiaries had approximately $4.9 billion of total indebtedness (including the old notes) on a consolidated basis;

•

we (excluding our subsidiaries) had approximately $3.0 billion of unsecured indebtedness, guaranties of subsidiary indebtedness of approximately $794.1 million that were secured by pledges of our equity in such subsidiaries, and no other secured indebtedness;

• our subsidiaries had approximately $1.9 billion of indebtedness, all of which was structurally senior to the new notes; and
• our subsidiaries had commitments of approximately $1.4 billion available to borrow under such subsidiaries' various credit facilities, none of which are guaranteed by us.

Covenants	We will issue the new notes under an indenture with Deutsche Bank Trust Company Americas, as trustee. The indenture contains, among other things, financial maintenance tests covering:
• consolidated net-worth;
• consolidated unencumbered assets; and
• interest coverage;
limits our ability and the ability of our subsidiaries to:
• pay dividends on or repurchase certain equity interests or prepay subordinated obligations;
• enter into transactions with affiliates; and
• alter our lines of business;
limits the ability of our subsidiaries to incur unsecured indebtedness; and
limits our ability and the ability of any of our subsidiaries that guarantee the Notes, if any, to consolidate, merge or sell all or substantially all of our assets or the assets of such subsidiary.

These covenants are subject to a number of important exceptions and qualifications, including the suspension of the interest coverage test and the limitation on our ability to pay dividends on or repurchase certain equity interests or prepay subordinated obligations at such time as the Notes are rated investment grade by each of S&P and Fitch. For more details, see "Description of Notes."

Future note guarantees

The new notes will not be guaranteed by any of our subsidiaries on the date the new notes are initially issued. However, the new notes will be required to be guaranteed on a senior unsecured basis by all of our existing and future direct and indirect subsidiaries if those subsidiaries guarantee certain of our indebtedness. Thereafter, under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of Notes. The note guarantees, if any, would be the senior unsecured obligations of our subsidiaries that guaranty the Notes. See "Description of Notes—Note guarantees."

Listing	We currently do not intend to list the new notes on any securities exchange. While the new notes generally will be freely transferable if issued, a liquid market for the new notes may not develop.
Risk factors

See "Risk Factors" and the other information included in and incorporated by reference in this registration statement for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Material differences between the old notes and the new notes

There are material differences between the terms of the old notes and the new notes. If you decide to tender your old notes and such old notes are accepted for exchange, you will be giving up your rights under the old notes in exchange for rights under the new notes, and you will no longer be entitled to any benefit of holding the old notes. Certain material differences between the terms of the old notes and the Notes include the following:

•

The old notes have a 7.375% per annum interest rate. Additional interest will accrue on the then remaining principal amount of the old notes at a rate of 0.50% per annum, commencing on the Step-Up Date if we do not consummate an exchange offer. The rate of such additional interest shall increase by an additional 0.50% per annum on each subsequent anniversary of the Step-Up Date, until an exchange offer has been completed or, if an exchange offer is not completed, until the old notes mature. In contrast, the Notes have a 5.625% per annum interest rate. Additional interest at an annual rate of 0.50% shall accrue on the outstanding principal of the Notes during a Non-Rating Period. The Company is currently in a Non-Rating Period.

• The old notes mature on January 30, 2019, whereas the Notes mature on April 1, 2017.

•

The old notes were offered and sold in a transaction exempt from registration under the Securities Act, whereas the new notes are being offered and exchanged in a transaction registered under the Securities Act.

•

The old notes require the Company to prepay $11,050,000 principal (or such lesser amount as shall then be outstanding) annually on each January 30 to and including January 30, 2018, whereas the Notes do not require scheduled prepayments of principal.

• The old notes and the Notes contain different financial covenants.
See "Certain Material Differences Between the Old Notes and the Notes."

Summary Historical Consolidated Financial Information

        The following table sets forth summary consolidated financial data for Air Lease Corporation and subsidiaries. The historical results presented are not necessarily indicative of future results. The summary consolidated financial data set forth below should be read in conjunction with the financial statements and related notes incorporated by reference in this prospectus.

	Three months ended March 31,				For the period from Inception to December 31, 2010
			Year ended December 31, 2012	Year ended December 31, 2011
(in thousands)	2013	2012
	(unaudited)	(unaudited)
Operating data:
Rental of flight equipment	$190,103	$131,737	$645,853	$332,719	$57,075
Interest and other	1,894	816	9,893	4,022	1,291

Total revenues	191,997	132,553	655,746	336,741	58,366
Expenses	130,325	90,943	451,773	253,900	119,281

Income (loss) before taxes	61,672	41,610	203,973	82,841	(60,915)
Income tax (expense) benefit	(21,676)	(14,683)	(72,054)	(29,609)	8,875

Net income (loss)	$39,996	$26,927	$131,919	$53,232	$(52,040)
Other financial data (unaudited):
Adjusted net income(1)	$47,769	$34,100	$163,404	$87,954	$2,520
Adjusted EBITDA(2)	$177,258	$118,317	$596,451	$290,168	$32,973
Cash flow data:
Net cash flows from:
Operating activities	$161,141	$101,522	$491,029	$267,166	$41,934
Investing activities	(659,168)	(597,829)	(2,344,924)	(2,977,156)	(1,851,520)
Financing activities	485,562	1,017,768	1,802,179	2,662,974	2,138,407

(in thousands, except aircraft data)	As of March 31, 2013	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
	(unaudited)
Balance sheet data:
Flight equipment subject to operating leases (net of accumulated depreciation)	$6,571,077	$6,251,863	$4,237,416	$1,629,809
Total assets	7,955,675	7,353,624	5,164,593	2,276,282
Total debt	4,861,201	4,384,732	2,602,799	911,981
Total liabilities	5,580,557	5,021,003	2,988,310	1,051,347
Shareholders' equity	2,375,118	2,332,621	2,176,283	1,224,935
Other operating data:
Aircraft lease portfolio at period end:
Owned(3)	162	155	102	40
Managed(4)	4	4	2	—

(1)
Adjusted net income (defined as net income (loss) before stock-based compensation expense and non-cash interest expense, which includes the amortization of debt issuance costs, extinguishment of debt and convertible debt discounts) is a measure of both operating performance and liquidity that is not defined by United States generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted net income is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted net income provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted net income as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted net income as an analytical tool and a reconciliation of adjusted net income to our GAAP net income (loss) and cash flow from operating activities.

          Operating Performance:     Management and our board of directors use adjusted net income in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted net income as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted net income assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted net income helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

          Liquidity:    In addition to the uses described above, management and our board of directors use adjusted net income as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

          Limitations:     Adjusted net income has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

    •
    adjusted net income does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, or (ii) changes in or cash requirements for our working capital needs; and

    •
    our calculation of adjusted net income may differ from the adjusted net income or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure.

          The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted net income.

	Three months ended March 31,				For the period from Inception to December 31, 2010
			Year ended December 31, 2012	Year ended December 31, 2011
(in thousands)	2013	2012
	(unaudited)
Reconciliation of cash flows from operating activities to adjusted net income:
Net cash provided by operating activities	$161,141	$101,522	$491,029	$267,166	$41,934
Depreciation of flight equipment	(63,863)	(44,336)	(216,219)	(112,307)	(19,262)
Stock-based compensation	(6,775)	(8,217)	(31,688)	(39,342)	(24,044)
Deferred taxes	(21,676)	(14,679)	(72,050)	(29,567)	8,875
Amortization of discounts and deferred debt issue costs	(5,210)	(2,867)	(16,994)	(9,481)	(4,883)
Extinguishment of debt	—	—	—	(3,349)	—
Amortization of convertible debt discounts	—	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	(6,739)	7,658	18,758	17,438	8,040
Accrued interest and other payables	(11,048)	(7,529)	(25,797)	(19,347)	(18,864)
Rentals received in advance	(5,834)	(4,625)	(15,120)	(17,979)	(8,038)

Net income (loss)	39,996	26,927	131,919	53,232	(52,040)
Amortization of discounts and deferred debt issue costs	5,210	2,867	16,994	9,481	4,883
Extinguishment of debt	—	—	—	3,349	—
Amortization of convertible debt discounts	—	—	—	—	35,798
Stock-based compensation	6,775	8,217	31,688	39,342	24,044
Tax effect	(4,212)	(3,911)	(17,197)	(17,450)	(10,165)

Adjusted net income	$47,769	$34,100	$163,404	$87,954	$2,520

	Three months ended March 31,				For the period from Inception to December 31, 2010
			Year ended December 31, 2012	Year ended December 31, 2011
(in thousands)	2013	2012
	(unaudited)
Reconciliation of net income to adjusted net income:
Net income (loss)	$39,996	$26,927	$131,919	$53,232	$(52,040)
Amortization of discounts and deferred debt issue costs	5,210	2,867	16,994	9,481	4,883
Extinguishment of debt	—	—	—	3,349	—
Amortization of convertible debt discounts	—	—	—	—	35,798
Stock-based compensation	6,775	8,217	31,688	39,342	24,044
Tax effect	(4,212)	(3,911)	(17,197)	(17,450)	(10,165)

Adjusted net income	$47,769	$34,100	$163,404	$87,954	$2,520
(2)
Adjusted EBITDA (defined as net income (loss) before net interest expense, stock-based compensation expense, income tax expense, and depreciation and amortization expense) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted EBITDA provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted EBITDA as an analytical tool and a reconciliation of adjusted EBITDA to our GAAP net income (loss) and cash flow from operating activities.

          Operating Performance:     Management and our board of directors use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

          Liquidity:     In addition to the uses described above, management and our board of directors use adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

          Limitations:    Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

    •
    adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

    •
    adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest or principal payments on our debt; and

    •
    other companies in our industry may calculate these measures differently from how we calculate these measures, limiting their usefulness as comparative measures.

          The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted EBITDA.

	Three months ended March 31,				For the period from Inception to December 31, 2010
			Year ended December 31, 2012	Year ended December 31, 2011
(in thousands)	2013	2012
	(unaudited)
Reconciliation of cash flows from operating activities to adjusted EBITDA:
Net cash provided by operating activities	$161,141	$101,522	$491,029	$267,166	$41,934
Depreciation of flight equipment	(63,863)	(44,336)	(216,219)	(112,307)	(19,262)
Stock-based compensation	(6,775)	(8,217)	(31,688)	(39,342)	(24,044)
Deferred taxes	(21,676)	(14,679)	(72,050)	(29,567)	8,875
Amortization of discounts and deferred debt issue costs	(5,210)	(2,867)	(16,994)	(9,481)	(4,883)
Extinguishment of debt	—	—	—	(3,349)	—
Amortization of convertible debt discounts	—	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	(6,739)	7,658	18,758	17,438	8,040
Accrued interest and other payables	(11,048)	(7,529)	(25,797)	(19,347)	(18,864)
Rentals received in advance	(5,834)	(4,625)	(15,120)	(17,979)	(8,038)

Net income (loss)	39,996	26,927	131,919	53,232	(52,040)
Net interest expense	44,948	24,154	144,571	55,678	50,582
Income taxes	21,676	14,683	72,054	29,609	(8,875)
Depreciation	63,863	44,336	216,219	112,307	19,262
Stock-based compensation	6,775	8,217	31,688	39,342	24,044

Adjusted EBITDA	$177,258	$118,317	$596,451	$290,168	$32,973

	Three months ended March 31,				For the period from Inception to December 31, 2010
			Year ended December 31, 2012	Year ended December 31, 2011
(in thousands)	2013	2012
	(unaudited)
Reconciliation of net income to adjusted EBITDA:
Net income (loss)	$39,996	$26,927	$131,919	$53,232	$(52,040)
Net interest expense	44,948	24,154	144,571	55,678	50,582
Income taxes	21,676	14,683	72,054	29,609	(8,875)
Depreciation	63,863	44,336	216,219	112,307	19,262
Stock-based compensation	6,775	8,217	31,688	39,342	24,044

Adjusted EBITDA	$177,258	$118,317	$596,451	$290,168	$32,973
(3)
As of March 31, 2013, we owned 162 aircraft of which 87 were purchased as new aircraft and 75 were purchased as used aircraft. As of December 31, 2012, we owned 155 aircraft of which 82 were purchased as new aircraft and 73 were purchased as used aircraft. As of December 31, 2011, we owned 102 aircraft of which 36 were purchased as new aircraft and 66 were purchased as used aircraft. As of December 31, 2010, we owned 40 aircraft of which four were purchased as new aircraft and 36 were purchased as used aircraft.

(4)
As of March 31, 2013 and December 31, 2012, we managed four aircraft. As of December 31, 2011, we managed two aircraft. As of December 31, 2010, we did not manage any aircraft.

RISK FACTORS

        You should consider carefully all of the risks described below, as well as the risks incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC, along with the other information contained in this prospectus, before making a decision to tender your old notes in the exchange offer. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled "Forward-Looking Statements."

        As used in this "Risk Factors" section, "we," "our," and "us" refer to Air Lease Corporation only and not to its subsidiaries.

Risks related to the exchange offer

The consideration applicable to the exchange offer does not reflect any independent valuation of the old notes or the new notes.

        We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness to eligible holders of the consideration applicable to the exchange offer or the relative values of the old notes. If you tender your old notes for exchange, you may or may not receive more or as much value as you would receive if you chose to keep them.

Upon consummation of the exchange offer, holders who exchange their old notes will lose their rights under the old notes.

        If you tender your old notes pursuant to the exchange offer and your old notes are accepted pursuant to the exchange offer, you will be giving up all of your rights as a noteholder, including, without limitation, rights to future payment of principal and interest on the old notes.

Our board of directors has not made a recommendation with regard to whether or not you should tender your old notes in the exchange offer and we have not engaged a third-party representative for the holders of the old notes.

        Our board of directors makes no recommendation as to whether holders of the old notes should exchange their old notes pursuant to the exchange offer. In addition, we have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old notes for purposes of negotiating the terms of this offer.

The exchange offer may be cancelled or delayed.

        We have the right to terminate or withdraw at our sole discretion the exchange offer at any time and for any reason, including if any condition to the exchange offer is not satisfied prior to the expiration date. Even if the exchange offer is consummated, it may not be consummated on the schedule described in this prospectus, and we may elect, in accordance with the Amended Note Purchase Agreement, not to complete the exchange offer during any exchange suspension period. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive the exchange consideration (or to have their old notes returned to them in the event we terminate the exchange offer), during which time such holders will not be able to effect transfers or sales of their old notes.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will exist.

        We do not intend to apply for listing of the new notes on a securities exchange or on any automated dealer quotation system. We cannot assure you as to the liquidity of markets for the new notes, or as to your ability to sell the new notes or the price at which you would be able to sell the new notes. If such markets were to exist, the new notes could trade at prices that may be lower than their principal amount or your purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your new notes.

You must comply with the exchange offer procedures in order to receive the new notes.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent's message, and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to notify you of any defects or irregularities with respect to the tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions.

The liquidity of the old notes may be adversely affected by the exchange offer and holders of the old notes who do not tender their old notes may find it more difficult to sell their old notes.

        The tender of old notes under the exchange offer will reduce the outstanding amount of the old notes, which may have an adverse effect upon the liquidity of the old notes, if any, remaining outstanding after the completion of the exchange offer. As a result, the old notes may trade at a discount to the price at which they would trade if the exchange offer were not consummated, subject to prevailing interest rates, the market for similar securities, and other factors. The smaller outstanding aggregate principal amount of the old notes may also make the trading prices of the old notes more volatile. We cannot assure you that there will be any market for the old notes after the consummation of the exchange offer.

As the old notes have a later maturity than the new notes, a holder that does not exchange its old notes for new notes may ultimately find that we are able to repay the new notes issued in the exchange offer when they mature, but are unable to repay or refinance the old notes remaining outstanding after the completion of the exchange offer when they mature. On the other hand, a holder that exchanges its old notes may ultimately find that it would have preferred to hold an investment in our debt for a longer period of time at the interest rate on the old notes, subject to our right to prepay the old notes.

        The new notes that you are being offered have an earlier maturity than the old notes that you presently own. If you decide not to tender old notes, you will be exposed to our credit risk for a longer period of time than if you did tender old notes. There can be no assurance that holders who do not exchange old notes will not be adversely affected by the longer term of the old notes as compared to the new notes issued in the exchange offer. Conversely, if our credit profile remains constant or improves, you may have preferred to be exposed to our credit risk, at the rate of interest payable on the old notes, for a longer period of time, subject to our right to prepay the old notes. There can be no assurance that holders who do exchange old notes will be able to reinvest any proceeds from the new notes at a rate of interest, relative to our then-existing credit profile, equal to that of the old notes, if such old notes have not then been prepaid or retired.

We expressly reserve the right to purchase any old notes that remain outstanding after the expiration date.

        We expressly reserve the absolute right, in our sole discretion, from time to time to purchase any old notes that remain outstanding after the expiration date through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms that may differ from this exchange offer and could be for cash or other consideration, or to exercise any of our rights under the Amended Note Purchase Agreement that governs the old notes.

Risks related to the new notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

        We and our subsidiaries have, and after the exchange offer will continue to have, a significant amount of indebtedness. As of March 31, 2013, our total consolidated indebtedness, including the old notes affected by this exchange offer, was approximately $4.9 billion.

        Subject to the limits contained in the agreements governing our other existing and future indebtedness and the indenture governing the new notes, we may be able to incur substantial additional debt from time to time to finance aircraft, working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the new notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the new notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund the acquisition of aircraft or for other general corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for aircraft acquisitions and other general corporate purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our various credit facilities, are at variable rates of interest;

  •
  limiting our flexibility in planning for and reacting to changes in the aircraft industry;

  •
  placing us at a disadvantage compared to other competitors; and

  •
  increasing our cost of borrowing.

        In addition, the indenture governing the new notes and the agreements governing our existing indebtedness contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, may result in the acceleration of some or all of our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the new notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations, including the new notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, premium, if any, or interest on our indebtedness, including the new notes.

        As of March 31, 2013, we had approximately $4.9 billion in debt outstanding, and we expect this amount to grow as we acquire more aircraft. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay aircraft purchases or to dispose of material assets or leases, or seek additional debt or equity capital or to restructure or refinance our indebtedness, including the new notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Certain agreements governing our existing indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

        In addition, we conduct substantially all of our operations through our subsidiaries, none of which will be guarantors of the new notes on the date that the new notes are initially issued. Accordingly, repayment of our indebtedness, including the new notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend or otherwise. Unless they become guarantors of the new notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the new notes or our other indebtedness, as the case may be, or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to us sufficient to enable us to make payments in respect of our indebtedness, including the new notes. Each subsidiary is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the new notes.

        Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the new notes.

        If we cannot make scheduled payments on our indebtedness, we will be in default and holders of our debt securities or our lenders, as applicable, may be able to declare such indebtedness to be due and payable, terminate commitments to lend money, foreclose against the assets, if any, securing such indebtedness, or pursue other remedies, including potentially forcing us into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the new notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks to our financial condition described above.

        We and our subsidiaries may be able to incur significant additional indebtedness. Although the indenture governing the new notes and the agreements governing certain of our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the new notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also do not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and "Description of Notes."

The terms of the indenture governing the new notes and the agreements governing certain of our other indebtedness restrict our current and future operations.

        The indenture governing the new notes offered hereby and the agreements governing certain of our other indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

  •
  incur additional indebtedness and guarantee indebtedness;

  •
  pay dividends on or repurchase certain equity interests or prepay subordinated obligations;

  •
  enter into transactions with affiliates;

  •
  alter our lines of business; and

  •
  consolidate, merge, or sell all or substantially all of our assets.

        Certain of these restrictions are subject to suspension at such time as the new notes are rated investment grade by each of S&P and Fitch. In addition, the restrictive covenants in the indenture governing the new notes and the agreements governing certain of our indebtedness require us to maintain specified financial ratios and tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. See "Description of Notes—Certain covenants" for further information about the covenants applicable to the new notes. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

        A breach of the covenants or restrictions under the indenture governing the new notes or under the agreements governing certain of our indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of our debt securities or our lenders, as applicable, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or debtholders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the indebtedness then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event our lenders or holders of our debt securities accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

  •
  limited in how we conduct and grow our business;

  •
  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

  •
  unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy.

The new notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

        The new notes will not be secured by any of our or our subsidiaries' assets. As a result, the new notes and the guarantees, if any are given in the future by our subsidiaries, will be effectively subordinated to our and such subsidiary guarantors' indebtedness with respect to the assets that secure such indebtedness. As of March 31, 2013, we had unsecured indebtedness of approximately $3.0 billion and guarantees of subsidiary indebtedness of approximately $794.1 million secured by pledges of the equity of such subsidiaries, and our subsidiaries had approximately $1.9 billion of secured indebtedness outstanding. In addition, we and our subsidiaries may incur additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary's secured indebtedness will be available to pay obligations on the new notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the new notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries' bankruptcy, insolvency, liquidation, dissolution or reorganization, even if those subsidiaries in the future guarantee the new notes.

The new notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

        The new notes will not be guaranteed by any of our subsidiaries on the date the new notes are issued. The new notes will be required to be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee certain of our indebtedness. Except for any future subsidiary guarantors of the new notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the new notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan, or other payment. The new notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of bankruptcy, insolvency, liquidation, reorganization, dissolution, or other winding up of any such subsidiary, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment. The indenture governing the new notes permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

        For the three months ended March 31, 2013, our subsidiaries represented substantially all of our consolidated revenue. As of March 31, 2013, our subsidiaries held 100% of our aircraft assets and had approximately $1.9 billion of total indebtedness, all of which would be structurally senior to the new notes.

        In addition, our subsidiaries that provide future note guarantees of the new notes will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

  •
  the release or discharge of each guarantee that resulted in the obligation of such subsidiary guarantor to guarantee the new notes; or

  •
  the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

        If any note guarantee of the new notes is released, no holder of the new notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the new notes. See "Description of Notes—Note guarantees."

We may not be able to repurchase the new notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes and existing notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder permitting the lenders to accelerate the maturity of such indebtedness or requiring us to offer to purchase such other indebtedness, often at a premium. The source of funds for any purchase of the new notes, existing notes and other debt securities and repayment of accelerated indebtedness would be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the new notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and to repay our other indebtedness that will become due. If we fail to repurchase the new notes in that circumstance, we will be in default under the indenture governing the new notes and existing notes. In addition, our ability to repurchase the new notes also may be limited by law. In order to avoid the obligations to repurchase the new notes and existing notes and resulting events of default and potential breaches of our various credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

        In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the new notes, constitute a "change of control" that would require us to repurchase the new notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the new notes. See "Description of Notes—Repurchase at the option of holders—Change of control."

        The exercise by the holders of the new notes and existing notes of their right to require us to repurchase the new notes and existing notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not cause such a default, due to the financial effect such repurchases could have on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing the new notes and existing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing the new notes and existing notes. In that case, our failure to purchase tendered new notes and existing notes would constitute an event of default under the indenture which could, in turn, constitute a default under some or all of our other indebtedness. Finally, our ability to pay cash to the holders of the new notes and existing notes upon a repurchase may be limited by our then existing financial resources.

Holders of the new notes may not be able to determine when a change of control giving rise to their right to have the new notes repurchased has occurred following a sale of "substantially all" of our assets.

        One of the circumstances under which a change of control may occur is upon the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of the new notes to determine that such holder may require us to repurchase its new notes as a result of a sale of all or substantially all of our consolidated assets to another person may be uncertain.

Federal and state fraudulent transfer and conveyance laws may permit a court to void the new notes and/or the note guarantees, if any; if that occurs, you may not receive any payments on the new notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the new notes and the incurrence of the note guarantees, if any. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the new notes or the guarantees, if any, thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the new notes or incurred the note guarantees with the intent of hindering, delaying, or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for issuing the new notes or incurring the note guarantees, and, in the case of (b) only, one of the following is also true at the time thereof:

  •
  we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the new notes or the incurrence of the note guarantees;

  •
  the issuance of the new notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

  •
  we or any of the subsidiary guarantors, as applicable, intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor's ability to pay as they mature.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the new notes.

        We cannot be certain as to the standards a court would use to determine whether or not we or a subsidiary guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the new notes or the note guarantees, if any, would be subordinated to our or any of our subsidiary guarantors' other debt. In general, however, a court would deem an entity insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        If a court were to find that the issuance of the new notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the new notes or that note guarantee, could subordinate the new notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor, or could require the holders of the new notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the new notes. Further, the avoidance of the new notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

        Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the new notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of the new notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the new notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lower than expected rating of our debt or lowering or withdrawal of such rating by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our debt currently is not rated by S&P, Moody's Investors Service, Inc., or Fitch, and any future rating assigned to our debt by any such rating agency may be lower than expected and could be lowered or withdrawn entirely by that rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. The new notes are rated A- by Kroll Bond Rating Agency, but that agency could lower or withdraw entirely that rating. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the new notes. Credit ratings are not recommendations to purchase, hold or sell the new notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the new notes.

        Any unexpected rating or future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating assigned to the new notes is lower than expected or subsequently lowered or withdrawn for any reason, you may experience a significant dimunition in the value of your new notes.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the Amended Note Purchase Agreement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Three months ended March 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011	For the period from Inception to December 31, 2010
Ratio of earnings (loss) to fixed charges(1)	2.04	2.10	2.05	—

(1)
For the period from inception to December 31, 2010, earnings were insufficient to cover fixed charges by $62.7 million.

        The ratio of earnings to fixed charges is computed by dividing our earnings, which consist of net income (loss) before income taxes and our fixed charges (adjusted for capitalized interest), by our fixed charges, which consist of interest incurred, including the amortization of debt issuance costs, and the estimated interest component of rent expense.

 CAPITALIZATION

        The following table sets forth as of March 31, 2013:

  •
  our unaudited cash and cash equivalents and actual capitalization; and

  •
  our unaudited cash and cash equivalents and capitalization on an as adjusted basis to give effect to the issuance of the new notes offered hereby (excluding fees and expenses) assuming that all holders of outstanding old notes tender such old notes in the exchange offer and receive new notes.

You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and our other financial statements and related notes incorporated by reference in this prospectus.

	As of March 31, 2013
	Actual	As Adjusted
	(Unaudited) Amounts in thousands, except share amounts
Cash and cash equivalents	$217,623	$217,623
Restricted cash	110,558	110,558

Existing debt financing	4,861,201	4,717,251
New notes offered hereby(1)	—	151,614
Debt financing	4,861,201	4,868,865
Shareholders' equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Class A Common Stock, $0.01 par value; 500,000,000 shares authorized, 99,417,998 shares issued and outstanding	991	991
Class B Non-Voting Common Stock, $0.01 par value; 10,000,000 shares authorized, 1,829,339 shares issued and outstanding	18	18
Paid-in capital	2,203,534	2,203,534
Retained earnings	170,575	170,575

Total shareholders' equity	2,375,118	2,375,118

Total capitalization	$7,236,319	$7,243,983

(1)
Excludes up to approximately $2,171,000 aggregate principal amount of new notes that may be issued in respect of the Accrued Interest Adjustment Amount.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected financial data for Air Lease Corporation and subsidiaries. The historical results presented are not necessarily indicative of future results. You should read this information in conjunction with the financial statements and related notes incorporated by reference in this prospectus.

	Three months ended March 31,				For the period from Inception to December 31, 2010
			Year ended December 31, 2012	Year ended December 31, 2011
(in thousands)	2013	2012
	(unaudited)	(unaudited)
Operating data:
Rental of flight equipment	$190,103	$131,737	$645,853	$332,719	$57,075
Interest and other	1,894	816	9,893	4,022	1,291

Total revenues	191,997	132,553	655,746	336,741	58,366
Expenses	130,325	90,943	451,773	253,900	119,281

Income (loss) before taxes	61,672	41,610	203,973	82,841	(60,915)
Income tax (expense) benefit	(21,676)	(14,683)	(72,054)	(29,609)	8,875

Net income (loss)	$39,996	$26,927	$131,919	$53,232	$(52,040)
Other financial data (unaudited):
Adjusted net income(1)	$47,769	$34,100	$163,404	$87,954	$2,520
Adjusted EBITDA(2)	$177,258	$118,317	$596,451	$290,168	$32,973
Cash flow data:
Net cash flows from:
Operating activities	$161,141	$101,522	$491,029	$267,166	$41,934
Investing activities	(659,168)	(597,829)	(2,344,924)	(2,977,156)	(1,851,520)
Financing activities	485,561	1,017,768	1,802,179	2,662,974	2,138,407

(in thousands)	As of March 31, 2013	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
	(unaudited)
Balance sheet data:
Flight equipment subject to operating leases (net of accumulated depreciation)	$6,571,077	$6,251,863	$4,237,416	$1,629,809
Total assets	7,955,675	7,353,624	5,164,593	2,276,282
Total debt	4,861,201	4,384,732	2,602,799	911,981
Total liabilities	5,580,557	5,021,003	2,988,310	1,051,347
Shareholders' equity	2,375,118	2,332,621	2,176,283	1,224,935
Other operating data:
Aircraft lease portfolio at period end:
Owned(3)	162	155	102	40
Managed(4)	4	4	2	—

(1)
Adjusted net income is a measure of financial and operational performance this is not defined by GAAP. See note 1 in the "Prospectus Summary—Summary historical consolidated financial information" in this prospectus for a discussion of adjusted net income as a non-GAAP measure and a reconciliation of this measure to net income (loss) and cash flow from operations.

(2)
Adjusted EBITDA is a measure of financial and operational performance this is not defined by GAAP. See note 2 in the "Prospectus Summary—Summary historical consolidated financial information" in this prospectus for a discussion of adjusted EBIDTA as a non-GAAP measure and a reconciliation of this measure to net income (loss) and cash flow from operations.

(3)
As of March 31, 2013, we owned 162 aircraft of which 87 were purchased as new aircraft and 75 were purchased as used aircraft. As of December 31, 2012, we owned 155 aircraft of which 82 were purchased as new aircraft and 73 were purchased as used aircraft. As of December 31, 2011, we owned 102 aircraft of which 36 were purchased as new aircraft and 66 were purchased as used aircraft. As of December 31, 2010, we owned 40 aircraft of which four were purchased as new aircraft and 36 were purchased as used aircraft.

(4)
As of March 31, 2013 and December 31, 2012, we managed four aircraft. As of December 31, 2011, we managed two aircraft. As of December 31, 2010, we did not manage any aircraft.

THE EXCHANGE OFFER

Purpose of the exchange offer

        We issued the old notes on January 20, 2012, in a transaction exempt from the registration requirements of the Securities Act, pursuant to that certain Note Purchase Agreement, dated as of January 20, 2012, between the Company and each of the purchasers listed in Schedule A thereto (the "Original Purchase Agreement"). Accordingly, the old notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is applicable.

        In connection with the entry into that certain Amendment to Note Purchase Agreement, amending the Original Purchase Agreement effective as of April 29, 2013 (the "Amendment"), between the Company and certain holders of the old notes signatory thereto, we agreed to use our commercially reasonable efforts:

  •
  to the extent not prohibited by any applicable law or any applicable interpretations of the staff of the SEC, to file a registration statement with the SEC providing for the exchange offer; and

  •
  to complete the exchange offer not later than 45 days after the date such registration statement is declared effective, which 45-day period we refer to as the "Completion Period."

        We are making the exchange offer to satisfy our obligations under the exchange offer covenant contained in the Amended Note Purchase Agreement. In the event that (a) we determine that registration for the exchange offer is not available for any reason, including that the exchange offer is prohibited by any applicable law or any applicable interpretations of the staff of the SEC, or (b) the exchange offer is not for any other reason completed on or before the 120th day (the "Target Registration Date") following the effective date of the Amendment, which 120-day period we refer to as the "Target Period," then additional interest shall accrue on the then remaining principal amount of the old notes at a rate of 0.50% per annum, commencing on the first day (the "Step-Up Date") following the Target Registration Date. The rate of such additional interest shall increase by an additional 0.50% per annum on each subsequent anniversary of the Step-Up Date, until an exchange offer has been completed or, if an exchange offer is not completed, until the old notes mature.

Terms of the exchange offer

        We are offering, subject to the terms and conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, to exchange up to $151,614,000 of aggregate principal amount of new notes registered under the Securities Act for old notes. For old notes validly tendered and not validly withdrawn, holders of old notes will be eligible to receive the exchange consideration set forth under "—Exchange consideration" below. Holders whose old notes are accepted for exchange will be entitled to receive accrued and unpaid interest in respect of such old notes to, but not including, the settlement date, and will be required to pay the amount of accrued and unpaid interest on the new notes issued to such holders which accrued prior to the settlement date, in the amount and form set forth under "—Exchange consideration" below. The amount of such interest on such old notes less such interest on such new notes, which may be a positive or negative number, is referred to herein as the "Accrued Interest Adjustment Amount."

        Old notes must be tendered in minimum denominations of $100,000 original face amount and integral multiples of $1,000 original face amount in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. If, under the terms of the exchange offer, a tendering holder would be entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, we will round down such principal amount of new notes to the nearest integral multiple of $1,000. In the event that a holder would otherwise be entitled to receive a new note in a principal amount of less than $1,000, such holder will receive a cash payment in relation to such fractional new note on the basis set forth below under "—Minimum tender denominations and fractions" (the "Cash Rounding Amount").

        No alternative, conditional or contingent tenders will be accepted.

        From time to time before or after the expiration date, we or our affiliates may acquire any old notes that are not tendered and accepted in the exchange offer or any new notes issued in the exchange offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Amended Note Purchase Agreement governing the old notes and the indenture governing the new notes), which with respect to the old notes may be more or less than the consideration to be received by participating holders in the exchange offer, and in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

        We originally issued $155,000,000 aggregate principal amount of old notes. On January 30, 2013, we made a scheduled prepayment of $11,050,000 principal amount of the old notes at par, reducing the aggregate principal amount of the old notes to $143,950,000. As of the date of this prospectus, $143,950,000 in remaining aggregate principal amount of the old notes is outstanding. We refer to the face amount of principal for which old notes were originally issued as the "original face amount." Only a holder of the old notes (or the holder's legal representative or attorney-in-fact) may participate in the exchange offer.

        We will accept old notes as validly tendered old notes when, as and if it has given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes. If you are the record owner of your old notes and you tender your old notes directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your old notes through a broker or other nominee, and your broker or nominee tenders the old notes on your behalf, they may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

        Neither we, nor the exchange agent or any other person, has made a recommendation to any holder of old notes, and each is remaining neutral as to whether you should tender your old notes in the exchange offer. You must make your own investment decision with regards to the exchange offer based upon your own assessment of the market value of the old notes, your liquidity needs and your investment objectives.

Exchange consideration

        For each $1,000 original face amount of old notes that are validly tendered, not properly withdrawn prior to the expiration of the exchange offer for the new notes, and accepted for exchange, the holder of such old notes will receive $978.15 principal amount of new notes, as adjusted for the Accrued Interest Adjustment Amount. The exchange consideration, as expressed per $1,000 currently remaining principal amount of old notes that are validly tendered, not properly withdrawn prior to the expiration of the exchange offer for the new notes, and, accepted for exchange is $1,053.24 principal amount of new notes, as adjusted for the Accrued Interest Adjustment Amount.

        Holders whose old notes are accepted for exchange will be entitled to receive accrued and unpaid interest in respect of such old notes to, but not including, the settlement date, and will be required to pay the amount of accrued and unpaid interest on the new notes issued to such holders which accrued prior to the settlement date. The amount of such interest on such old notes less such interest on such new notes, which may be a positive or negative number, is referred to herein as the "Accrued Interest Adjustment Amount." Pursuant to the Amended Note Purchase Agreement, if the Accrued Interest

Adjustment Amount is positive, the Company may, at its option, pay such holders (a) an amount of cash equal to the Accrued Interest Adjustment Amount or (b) the principal amount of new notes that results from multiplying the currently remaining aggregate principal amount of such old notes that are validly tendered (and not properly withdrawn) and accepted for exchange by the Adjusted Interest Factor. If the Accrued Interest Adjustment Amount is negative, the Company will reduce the principal amount of the new notes to be issued to such holders by the principal amount of new notes described in clause (b) above. Consistent with the Amended Note Purchase Agreement, the "Adjusted Interest Factor" will be calculated in accordance with the following formula:

((ACC7.375-ACC5.625) / (1 + (ACC5.625 / ($1,000 × BXRAT))) / 1.08) / $1,000

where "ACC7.375" equals the accrued and unpaid interest on $1,000 currently remaining principal amount of old notes as of the settlement date, "ACC5.625" equals the accrued and unpaid interest on $1,000 principal amount of new notes as of the settlement date, and "BXRAT" equals 1.053241. The value of BXRAT (the exchange ratio) was established as part of the defined term "Adjusted Exchange Ratio" in the Amended Note Purchase Agreement. This value is the negotiated exchange ratio agreed to by the parties to the Amended Note Purchase Agreement, which is the amount of principal of new notes each exchanging holder would receive for every $1 currently remaining principal amount of old notes exchanged, prior to any adjustment for the Accrued Interest Adjustment Amount.

        The new notes issued in the exchange offer will be issued with accrued interest from the date of the most recent interest payment on the existing notes, which is expected to be April 1, 2013.

        The final Accrued Interest Adjustment Amount and, when such amount is positive, the form of payment in cash or additional new notes, will be determined by the Company and will be made publicly available through the filing of a Form 8-K by the Company with the SEC by no later than 9:00 a.m., New York City time, on the first business day following the expiration date. The maximum amount of cash that may be paid in respect of the Accrued Interest Adjustment Amount, assuming that all outstanding old notes are validly tendered (and not properly withdrawn) and accepted for exchange, is $2,234,804. If, as currently expected, the exchange offer expires on June 20, 2013 and the settlement date is June 26, 2013, the Company will pay $14.35 in cash, or $13.10 principal amount of new notes, in respect of the Accrued Interest Adjustment Amount for $1,000 original face amount of old notes that are validly tendered (and not properly withdrawn) and accepted for exchange. Assuming the same expiration and settlement dates, the Company will pay $15.45 in cash, or $14.11 principal amount of new notes, in respect of the Accrued Interest Adjustment Amount for $1,000 currently remaining principal amount of old notes accepted for exchange.

Minimum tender denominations and fractions

        Old notes must be tendered in minimum denominations of $100,000 original face amount and integral multiples of $1,000 original face amount in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. If, under the terms of the exchange offer or in payment of accrued and unpaid interest on the old notes, a tendering holder would be entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, we will round down such principal amount of new notes to the nearest integral multiple of $1,000. The rounded amount will be the principal amount of new notes you will receive. We will pay to such tendering holder an amount in cash (rounded down to the nearest $0.01 with half a cent being rounded up) on the settlement date for any fractional portion of new notes that such holder would otherwise be entitled to receive.

Funding of cash payments

        The Company will use working capital to pay the Accrued Interest Adjustment Amount, if such amount is paid in cash, and the Cash Rounding Amount to tendering holders whose old notes are validly tendered (and not properly withdrawn) and accepted for exchange.

Expiration date; extensions and amendments; termination

        The exchange offer expires at 5:00 p.m., New York City time, on June 20, 2013, unless we, in our sole discretion, decide to extend the exchange offer. The date, as it may be extended, is referred to herein as the "expiration date." We expressly reserve the right, at any time or from time to time, to extend the period of time for which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. In the event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the expiration date if necessary so that at least five business days remain in the exchange offer following notice to holders of old notes of such material change. We will extend the expiration date, if at all, by giving oral or written notice of the extension to the exchange agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

        Pursuant to the Amended Note Purchase Agreement, we may elect not to complete the exchange offer during any applicable period between a record date and a corresponding interest payment date on the old notes or the new notes, which are from and including January 15 through and including January 30 (or if January 30 is not a business day, then the next succeeding business day), from and including July 15 through and including July 30 (or if July 30 is not a business day, then the next succeeding business day), from and including March 15 through and including April 1 (or if April 1 is not a business day, then the next succeeding business day), and from and including September 15 through and including October 1 (or if October 1 is not a business day, then the next succeeding business day) (each such period, an "exchange suspension period"). The Target Period and the Completion Period, as applicable, shall be extended by the number of days in any exchange suspension period if we elect to suspend the Target Period or Completion Period for such applicable exchange suspension period. If we so elect, we will extend the expiration date. For purposes of the definition of "exchange suspension period," "business day" has the meaning ascribed to "Business Day" in the Amended Note Purchase Agreement.

        In the event that we do not complete an exchange offer timely, or at all, we will be required to pay additional interest on the then remaining principal amount of old notes, as described above under "—Purpose of the exchange offer."

        We expressly reserve the right to:

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  terminate or amend the exchange offer and not accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified in this section under the heading "The exchange offer—Conditions to the exchange offer," and

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  amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes.

However, any such termination or amendment could cause us to fail to conform with our obligations under the exchange offer covenant in the Amended Note Purchase Agreement, which would be a default thereunder.

        If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable.

        The prospectus, the letter of transmittal and other relevant materials are being provided to registered holders of old notes and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the noteholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of old notes.

        If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer consistent with Rule 162 under the Securities Act and Rule 13e-4 under the Exchange Act. The SEC has taken the position that the minimum period during which an offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer (other than a change in price or a change of more than two percent in percentage of securities sought, for which an extension of ten business days is required) will depend upon the facts and circumstances, including the relative materiality of the terms or information. In the event of a material change in the terms of the exchange offer, including the waiver of a material condition, we will extend the expiration date if necessary so that at least five business days remain in the exchange offer following notice to holders of old notes of such material change. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We also expressly reserve the right (1) to delay acceptance for exchange of any old notes tendered pursuant to the exchange offer, regardless of whether any such old notes were previously accepted for exchange, in order to extend the expiration date and (2) at any time, or from time to time, to amend the exchange offer in any manner which would not adversely affect the holders of old notes. Any decision to delay exchange of old notes that we have accepted for payment will be consistent Rule 14e-1(c) under the Exchange Act, which requires that a bidder must pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of any offer. Any extension, delay in payment, or amendment will be followed as promptly as practicable by press release or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to Business Wire.

        Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the old notes for new notes promptly following the expiration date and our acceptance of validly tendered old notes. Pursuant to the Amended Note Purchase Agreement, we have the ability to elect not to close the exchange offer during an exchange suspension period; if we so elect, we will extend the expiration date.

How to tender old notes for exchange

        Only a record holder of the old notes may tender in the exchange offer. When the holder of the old notes tenders and we accept old notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of the old notes who desires to tender old notes for exchange must, at or prior to 5:00 p.m., New York City time, on the expiration date:

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  transmit a properly completed and duly executed letter of transmittal, together with the old notes being tendered and all other documents required by such letter of transmittal, to the exchange agent at the address set forth below under the heading "The Exchange Offer—The exchange agent";

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  if the old notes are tendered pursuant to the book-entry procedures set forth below, an "agent's message," as defined below, must be transmitted by The Depository Trust Company ("DTC") to the exchange agent at the address set forth below under the heading "The Exchange Offer—The exchange agent," and the exchange agent must receive, at or prior to 5:00 p.m., New York City time, on the expiration date, a confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

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  if time will not permit the required documentation to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or the procedures for book-entry transfer cannot be completed by 5:00 p.m., New York City time, on the expiration date, the holder may effect a tender by complying with the guaranteed delivery procedures described below under the heading "The Exchange Offer—Guaranteed delivery procedures."

        The term "agent's message" means a message that:

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  is electronically transmitted by DTC;

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  is received by the exchange agent and forms a part of a book-entry transfer;

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  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

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  states that we may enforce the letter of transmittal against such holder.

        By transmitting an agent's message, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by the terms of the letter of transmittal just as if you had signed it.

        The method of delivery of the old notes, the letter of transmittal or the agent's message and all other required documents transmitted to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the old notes surrendered for exchange are tendered:

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  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution. The term "eligible institution" means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example—the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the Financial Industry Regulatory Authority, commercial banks or trust companies having an office in the United States or certain other eligible guarantors.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the person who signed the letter of transmittal, the old notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of old notes tendered for exchange and all other required documents. We reserve the absolute right to:

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  reject any and all tenders of any old note not validly tendered;

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  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful;

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  waive any defects, irregularities or conditions of the exchange offer; and

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  determine the eligibility of any holder who seeks to tender old notes in the exchange offer.

        Our determinations under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any old notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all old notes. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-entry transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program. Such participant should transmit its acceptance to DTC at or prior to 5:00 p.m., New York City time, on the expiration date, or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The exchange agent" at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed delivery procedures

        If a holder of the old notes desires to tender such old notes and the holder's old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

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  at or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of each registered holder of the old notes being tendered and the certificate numbers (if applicable) and the original face amount of the old notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

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  the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be received prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal rights

        Tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date and may not be withdrawn thereafter, except that they may be withdrawn after the 40th business day after the commencement of the exchange offer, unless theretofor accepted for exchange as provided in this prospectus.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile or mail, must be received by the exchange agent, at the address set forth below under "—The exchange agent," not later than 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must either:

  •
  specify the name of the tendering holder of the old notes to be withdrawn, identify the old notes to be withdrawn, including certificate numbers (if applicable) and the original face amount of such old notes, and include a statement that such holder is withdrawing its election to have such old notes exchanged; or

  •
  comply with the applicable procedures of DTC's Automated Tender Offer Program.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination will be final and binding on all parties. Any tendered old notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "—How to tender old notes for exchange" above, at or prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of old notes; delivery of new notes

        Upon satisfaction of all of the conditions to the exchange offer, we will accept any and all old notes that are validly tendered in the exchange offer and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See the discussion below under "—Conditions to the exchange offer" for more detailed information. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. Pursuant to the Amended Note Purchase Agreement, we have the ability to elect not to close the exchange offer during an exchange suspension period; if we so elect, we will extend the expiration date. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent's timely receipt of:

  •
  certificates for such old notes or a timely book-entry confirmation of the transfer of the old notes into the exchange agent's account at DTC;

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  a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

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  timely receipt by the exchange agent of all other required documents.

        If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater original face amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC. In either case, the old notes will be returned promptly after the expiration of the exchange offer.

Conditions to the exchange offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes or the issuance of any minimum principal amount of new notes pursuant to the exchange offer. Notwithstanding any other provision of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer by notice to the exchange agent in writing and a press release or written notice to the holders of the old notes as promptly as practicable, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  the exchange offer violates any applicable law or any applicable SEC staff interpretations; or

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  the registration statement of which this prospectus forms a part is not declared effective or a stop order suspending its effectiveness or a proceeding for that purpose is outstanding.

The conditions set forth above in this paragraph may not be waived by us.

        The exchange offer is also subject to the conditions that, at the time of the expiration date of the exchange offer, none of the following shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with the exchange offer:

  •
  there shall have been any action taken or threatened, or any action pending, by or before any local, state, federal or foreign government or governmental regulatory or administrative agency or authority or by any court or tribunal, domestic or foreign, or any statute, rule, regulation, judgment, order, stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, that (a) following consultation with counsel, in our reasonable judgment, would directly or indirectly prohibit or prevent, or materially restrict or delay, consummation of the exchange offer, (b) in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (c) in our reasonable judgment, would materially impair the contemplated benefits of the exchange offer to us or be material to holders in deciding whether or not to accept the exchange offer;

  •
  there shall have occurred: (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets; (b) any significant change in the price of the old notes; (c) a material impairment in the trading market for debt or equity securities generally; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) a declaration of a national emergency, acts of terrorism involving the United States or commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States; (f) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event that, in our reasonable judgment, would materially and adversely affect the nature or extension of credit by banks or other financial institutions; (g) any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, in our reasonable judgment, a material acceleration, escalation or worsening thereof;

  •
  there shall have existed, following consultation with counsel, in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the acceptance for exchange of, or payment for, any of the old notes; or

  •
  the Trustee (as defined below) shall have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of the exchange offer or shall have taken any action that challenges the validity or effectiveness of the procedures we used in the making of the exchange offer or the acceptance of, or payment for, some or all of the old notes pursuant to the exchange offer.

        The conditions described in the immediately preceding paragraph are for our sole benefit and may be asserted by us or may be waived by us, in whole or in part, at any time and from time to time, regardless of the circumstances giving rise to the condition. Our failure at any time to exercise any of the rights above will not be deemed a waiver of the right and each right will be deemed an ongoing right that we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties. Under the exchange offer, if any of these events occur, subject to the termination rights described above, we may (i) return old notes tendered thereunder to you, (ii) extend the exchange offer and retain all old notes tendered thereunder until the expiration of such extended offer, or (iii) amend the exchange offer in any respect by giving oral or written notice of such amendment to the exchange agent and making public disclosure of such amendment to the extent required by law.

        We have not made a decision as to what circumstances would lead us to waive any condition that may be waived, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders notice of such amendments as may be required by applicable law.

Compliance with "short tendering" rule

        It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender old notes for such person's own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount at maturity of the old notes being tendered and (b) will cause such old notes to be delivered in accordance with the terms of the exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        A tender of old notes in the exchange offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the exchange offer upon the terms and subject to the conditions of the exchange offer, including the tendering holder's acceptance of the terms and conditions of the exchange offer, as well as the tendering holder's representation and warranty that (a) such holder has a net long position in the old notes being tendered pursuant to the exchange offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such old notes complies with Rule 14e-4.

Fees and expenses

        The Amended Note Purchase Agreement provides that we will bear any and all expenses incident to our performance of or compliance with our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees, and expenses related to the printing and distribution of the prospectus, among others. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

        Jefferies LLC ("Jefferies") acted as solicitation agent for our consent solicitation pursuant to which the Original Purchase Agreement was amended, under a solicitation agent agreement, dated April 19, 2013, between Jefferies and us. Pursuant to such agreement, we will pay Jefferies, on the settlement date, a fee in cash in consideration of its services as solicitation agent. The maximum cash fee payable to Jefferies, assuming that all outstanding old notes are validly tendered (and not properly withdrawn) and accepted for exchange, will be $1,357,048. Jefferies is a holder of old notes.

Transfer taxes

        Holders who tender their old notes for exchange will be obligated to pay any transfer taxes in connection with the exchange.

The exchange agent

        The exchange agent for the exchange offer is Deutsche Bank Trust Company Americas. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

DB Services Americas, Inc.
US CTAS Operations
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Telephone: (800) 735-7777, Option #1
Facsimile: (615) 866-3889
Email: db.reorg@db.com

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Appraisal rights

        There are no dissenter's rights or appraisal rights with respect to the exchange offer.

Regulatory Approvals

        We may not complete the exchange offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC. We are not aware of any other material regulatory approvals necessary to complete the exchange offer.

Consequences of failure to exchange old notes

        The old notes have not been registered under the Securities Act or any state securities law and therefore may not be reoffered, resold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the old notes is also subject to other conditions and restrictions set forth in the indenture governing such notes. If you do not exchange your old notes for new notes to be issued in the exchange offer by properly tendering them, your old notes will continue to be subject to such restrictions and the restrictions on transfer described in the legend on your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the old notes under the Securities Act, if the exchange offer is completed, holders of the old notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of the old notes who do not participate in the exchange offer could experience a significant diminution in the value of their old notes compared to the value of the new notes.

        To the extent that old notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding old notes will decrease, which will likely adversely affect the liquidity of the old notes, if any, that remain outstanding after completion of the exchange offer, and the ability of a holder of such old notes to sell them.

        The Amended Note Purchase Agreement provides, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the old notes until the exchange offer is consummated. Following completion of the exchange offer, the old notes will not be entitled to any such additional interest or the benefit of the exchange offer covenant under the Amended Note Purchase Agreement and will continue to bear interest at the per annum rate originally applicable to such old notes.

        From time to time after the expiration time, or after termination or withdrawal of the exchange offer, we or our affiliates may acquire any old notes that are not tendered pursuant to the exchange offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine (or as may be provided in the Amended Note Purchase Agreement), which may be more or less than the price to be paid pursuant to the exchange offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

        Participation in the exchange offer is voluntary, and holders of the old notes should carefully consider whether to participate. Holders of the old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

DESCRIPTION OF NOTES

        The Company will issue the new notes (collectively, and together with all other notes authenticated and delivered under the Senior Notes Indenture referred to below, the "Notes") under the Senior Notes Indenture (the "Indenture"), dated as of March 16, 2012, between itself and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), as it will be supplemented by a Supplemental Indenture (the "Supplemental Indenture"), the form of which we filed as Exhibit 4.2 to the registration statement in which this prospectus statement is included (File No. 333-188716), on May 20, 2013. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the Company will issue up to $153,785,000 in aggregate principal amount of new notes in this offering, depending on the original face amount of, and the amount and form of payment for accrued and unpaid interest paid with respect to, old notes exchanged for new notes in the exchange offer. We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the "Additional Notes"). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes.

        This "Description of Notes" is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this "Description of Notes" is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company, the Guarantors and your rights. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 19, 2012 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        You will find the definitions of capitalized terms used in this "Description of Notes" under the heading "Description of Notes—Certain definitions." For purposes of this "Description of Notes," references to "the Company," "we," "our" and "us" refer only to Air Lease Corporation and not to its subsidiaries. Certain defined terms used in this "Description of Notes" but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes

        The new notes:

  •
  will be registered under the Securities Act;

  •
  will not contain transfer restrictions and will not bear legends restricting their transfer under the Securities Act;

  •
  will not be entitled to the benefit of the exchange offer covenant under the Amended Note Purchase Agreement; and

  •
  will not contain terms providing for the payment of additional interest due to default in the performance of our obligations under the exchange offer covenant under the Amended Note Purchase Agreement.

The Notes:

  •
  will be general unsecured, senior obligations of the Company;

  •
  in the case of the new notes, will be limited to an aggregate principal amount of $153,785,000, subject to our ability to issue Additional Notes;

  •
  will mature on April 1, 2017;

  •
  will be unconditionally Guaranteed on a senior basis by each Subsidiary that guarantees any Specified Indebtedness of the Company. On the Issue Date, none of the Company's Subsidiaries Guaranteed the Notes, nor is any of the Company's Subsidiaries expected to Guarantee the Notes on the date the new notes are issued. See "Description of Notes—Note guarantees;"

  •
  will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will rank equally in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the pledged assets;

  •
  will be senior in right of payment to any future Subordinated Obligations of the Company;

  •
  will be structurally subordinated to all indebtedness and other liabilities of any Non-Guarantor Subsidiary; and.

  •
  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

Interest

Interest on the Notes:

  •
  will accrue at the rate of 5.625% per annum;

  •
  in the case of the new notes, will accrue from the most recent interest payment date for the existing notes, which is expected to be April 1, 2013;

  •
  will be payable in cash semi-annually in arrears on April 1 and October 1. The first interest payment date for the new notes is expected to be October 1, 2013;

  •
  will be payable to the Holders of record at the close of business on the March 15 and September 15 immediately preceding the related interest payment dates; and

  •
  will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Notwithstanding the foregoing, the Indenture provides that during a Non-Rating Period, the Company shall pay additional interest ("Special Interest") on the Notes at an annual rate equal to 0.50% of the outstanding principal amount of the Notes from the first date of such Non-Rating Period to, but not including the last day of such Non-Rating Period. Special Interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. The Company is currently in a Non-Rating Period and accordingly pays Special Interest on the Notes. As of the date of this prospectus, the Company does not know, and cannot reasonably estimate, whether or when the Non-Rating Period will end.

Payments on the Notes; paying agent and registrar

        We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar's books or, upon written request of the applicable Holder, payment shall be made by wire transfer to the account designated by such Holder until further notice from such Holder. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the "Paying Agent") and registrar (the "Registrar"). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on Notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents acceptable to the Registrar. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption with respect to Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

        Except as described below, the Notes are not redeemable until April 1, 2017.

        Prior to April 1, 2015, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 105.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

          (1)   at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

          (2)   such redemption occurs within 60 days after the closing of such Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

        In addition, at any time prior to April 1, 2017, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis or by lot in compliance with the applicable procedures of DTC, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note upon written direction by such Holder.

        Any redemption notice may, at the Company's discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory redemption; open market purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption "Description of Notes—Repurchase at the option of holders."

        The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

        The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, are effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and are structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness of the Company or any of the Guarantors, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after such senior Secured Indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding.

        As of March 31, 2013:

  •
  the Company and its subsidiaries had approximately $4.9 billion of total indebtedness (including the Notes) on a consolidated basis;

  •
  the Company (excluding our subsidiaries) had approximately $3.0 billion of unsecured indebtedness, guaranties of subsidiary indebtedness of approximately $794.1 million that were secured by pledges of the Company's equity in such subsidiaries, and no other secured indebtedness;

  •
  the Company's subsidiaries had approximately $1.9 billion of indebtedness, all of which was structurally senior to the Notes; and

  •
  the Company's subsidiaries had commitments of approximately $1.4 billion available to borrow under such subsidiaries' various credit facilities, none of which are guaranteed by the Company.

        Except to the extent that the Incurrence of Indebtedness by the Company could be limited by the covenants under "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets" and "Description of Notes—Certain covenants—Maintenance of interest coverage" below, the Indenture will not limit the amount of Indebtedness that the Company may Incur. Although the Indenture will limit the amount of Unsecured Indebtedness that the Subsidiaries of the Company may Incur, such Indebtedness may be substantial and the Subsidiaries of the Company are not directly restricted in the amount of Secured Indebtedness that they may Incur. Accordingly, a significant portion of the Company's Indebtedness may be Secured Indebtedness and a significant portion of Indebtedness of the Company's Subsidiaries may be Secured Indebtedness or structurally senior to the Notes.

Note guarantees

        Each Subsidiary that guarantees any Specified Indebtedness of the Company will be required to Guarantee the Notes. The Guarantors will, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the Company's obligations under the Notes and all obligations of the Company under the Indenture. Such Guarantors will, jointly and severally, agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Note Guarantees. None of the Company's Subsidiaries Guaranteed the Notes on the Issue Date, nor is any of the Company's Subsidiaries expected to Guarantee the Notes on the date of issuance of the new notes.

        Each of the Note Guarantees:

  •
  will be a general unsecured, senior obligation of each Guarantor;

  •
  will rank equally in right of payment with any existing and future senior Indebtedness of each such entity, without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all Secured Indebtedness of a Guarantor to the extent of the value of the pledged assets; and

  •
  will be senior in right of payment to any future Guarantor Subordinated Obligations of the Guarantors.

        Although the Indenture will limit the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial.

        For the three months ended March 31, 2013, our subsidiaries represented substantially all of our consolidated revenue. As of March 31, 2013, our subsidiaries held 100% of our aircraft assets and had approximately $1.9 billion of total indebtedness.

        Any entity that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor's liability on its Note Guarantee could be reduced to zero. See "Risk Factors—Risk related to the new notes—Federal and state fraudulent transfer and conveyance laws may permit a court to void the new notes and/or the note guarantees, if any; if that occurs, you may not receive any payments on the new notes."

        The Indenture provides that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

          (1)   (a) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable

  Guarantor is no longer a Subsidiary or all or substantially all of the assets of such Guarantor, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture, including the third paragraph under "Description of Notes—Certain covenants—Merger and consolidation;" provided that each Guarantee of such Guarantor of other Indebtedness of the Company and its Subsidiaries terminates upon consummation of such transaction;

            (b)   the release or discharge of such Guarantor from its Guarantee of all Specified Indebtedness of the Company, including each Guarantee that resulted in the obligation of such Guarantor to Guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Guarantee; or

            (c)   the Company's exercise of its legal defeasance option or covenant defeasance option as described under "Description of Notes—Defeasance" or the discharge of the Company's obligations under the Indenture in accordance with the terms of the Indenture; and

          (2)   the Company delivering to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

        In the event that any released Guarantor thereafter guarantees any Specified Indebtedness of the Company, such former Subsidiary Guarantor will again provide a Note Guarantee. See "Description of Notes—Certain covenants—Future guarantors."

Repurchase at the option of holders

Change of control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "Description of Notes—Optional redemption," the Company will make an offer to purchase all of the Notes (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"), subject to the right of Holders of record on the applicable record date to receive interest due on the relevant interest payment date.

        Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under "Description of Notes—Optional redemption," the Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

          (1)   that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the relevant interest payment date);

          (2)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

          (3)   the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes (of integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered;

          (3)   deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant; and

          (4)   deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the making of such Change of Control Payment have been complied with.

        The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that would be violated by the making of such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that would be violated by the making of a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers from the requisite remaining holders of such Indebtedness of any event of default arising under the relevant indenture or other agreement as a result of the Change of Control. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under certain of the Company's other Indebtedness.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole under certain circumstances. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether the Company is obligated to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

Maintenance of consolidated net worth

        The Company will not as of a fiscal quarter end permit Consolidated Net Worth to be less than $2,000,000,000.

Maintenance of consolidated unencumbered assets

        The Company shall as of a fiscal quarter end maintain Consolidated Unencumbered Assets at a minimum of 125% of Consolidated Unsecured Indebtedness.

Maintenance of interest coverage

        (a)   The Company will not, as of the end of each fiscal quarter, permit the ratio of (i) the sum of (A) Consolidated Adjusted EBITDA for the fiscal quarter ending on such date together with the three fiscal quarters which immediately precede such fiscal quarter plus (B) the aggregate amount of Net Cash Proceeds received by the Company from the issuance of Capital Stock during such period to (ii) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.

        (b)   Notwithstanding the foregoing, the Company will not be subject to paragraph (a) above at any time the Notes have Investment Grade Ratings from both S&P and Fitch; provided that if at any time (i) one or both of S&P and Fitch withdraw their Investment Grade Rating for the Notes or downgrade the ratings assigned the Notes below an Investment Grade Rating, or (ii) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the covenant in paragraph (a) above.

Limitation on incurrence of unsecured indebtedness

        The Company will not permit any Subsidiary to Incur or in any manner become liable in respect of any Unsecured Indebtedness, except:

          (a)   Indebtedness of any Guarantor;

          (b)   Indebtedness of a Subsidiary owed to the Company or to a Wholly-owned Subsidiary; and

          (c)   Indebtedness of an SPC Subsidiary incurred to finance the acquisition of a single Aircraft Asset on an unsecured basis ("Unsecured Aircraft Financing Debt"); provided that such Unsecured Aircraft Financing Debt becomes Secured Indebtedness within 90 days of Incurrence;

  provided, further, that, at any one time, no more than three (3) SPC Subsidiaries may have Unsecured Aircraft Financing Debt outstanding.

Limitation on restricted payments

        (a)   The Company will not, and will not permit any Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively "Restricted Payments"):

            (i)  declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions paid in the Company's Qualified Capital Stock) held by Persons other than the Company or any of its Wholly-Owned Subsidiaries;

           (ii)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or any of its Wholly-Owned Subsidiaries; or

          (iii)  repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Obligation except scheduled payments of interest and principal on such Subordinated Obligation and payment of principal and interest of such Subordinated Obligation at its stated maturity.

        The foregoing will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with this paragraph (a);

          (2)   dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company and its Subsidiaries, to all holders of any class of Capital Stock of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Company;

          (3)   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Capital Stock was issued or any employment agreement approved by the Company's Board of Directors;

          (4)   the repurchase, redemption or other acquisition for value of Capital Stock of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Company, in each case, permitted by the Indenture;

          (5)   the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

          (6)   the payment of cash by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options, warrants or other rights to purchase or (b) the conversion or exchange of Capital Stock of such Person or Convertible Notes;

          (7)   the making of cash payments in connection with any conversion of Convertible Notes permitted to be Incurred under the Indenture not to exceed the sum of (a) the principal amount of such Convertible Notes plus (b) any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

          (8)   any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company's

  Common Stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction, (ii) payment of an early termination amount thereof in shares of the Company's Common Stock upon any early termination thereof and (iii) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Convertible Notes pursuant to clause (7) of this paragraph; and

          (9)   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company, or any dividends or distributions by the Company on its Capital Stock, in an aggregate amount not to exceed for any fiscal year 15% of Consolidated Net Income for such fiscal year; provided that, in the case of this clause (9) no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

        (b)   Notwithstanding the foregoing, the Company will not be subject to paragraph (a) above (the "Suspended Covenant") at any time the Notes have Investment Grade Ratings from both S&P and Fitch (the "Suspension Covenant Event"). In the event that the Company is not subject to the Suspended Covenant for any period of time as a result of the foregoing, and on a subsequent date (the "Reversion Date") one of both of S&P and Fitch (1) withdraw their Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below an Investment Grade Rating, or (2) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the Suspended Covenant. In the event of the reinstatement of the Suspended Covenant, the amount of Restricted Payments made will be calculated as though the Suspended Covenant had been in effect prior to, but not during, any period of time between the Covenant Suspension Event and the Reversion Date.

Limitation on affiliate transactions

        The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary or a Joint Venture), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than could reasonably be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

        The preceding paragraph will not apply to:

          (1)   any leasing transaction, including, without limitation, a transaction in which an Aircraft Asset is subleased to a customer of the Company or any Subsidiary, involving one or more Subsidiaries for the purposes of effecting aircraft registration or tax planning;

          (2)   any amendment to, or replacement of, any agreement with an Affiliate that is in effect on the Issue Date and described in the Offering Memorandum so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, as determined in good faith by the Board of Directors of the Company, in any material respect than the original agreement as in effect on the Issue Date;

          (3)   dividends, stock repurchases and investments, so long as no Event of Default would result as a consequence thereof;

          (4)   the issuance of Common Stock or Preferred Stock by the Company, including in connection with the exercise or conversion of options, warrants, convertible securities or similar rights to acquire or purchase Common Stock or Preferred Stock;

          (5)   transactions permitted by, and complying with, the provisions of "Description of Notes—Certain covenants—Merger and consolidation;" and

          (6)   any directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or a Subsidiary thereof that are (a) approved in good faith by the Company's Board of Directors, the independent members of the Company's Board of Directors, or the Compensation Committee of the Company's Board of Directors, as applicable, or (b) otherwise reasonable and customary.

Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC's rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an "accelerated filer" as defined in such rules and regulations):

          (1)   all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a "Management's discussion and analysis of financial condition and results of operations" section and a report on the annual financial statements by the Company's independent registered public accounting firm;

          (2)   all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a "Management's discussion and analysis of financial condition and results of operations" section;

          (3)   all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

          (4)   any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,

in each case in a manner that complies in all material respects with the requirements specified in such form.

        Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company's expense and by the applicable date the Company would be required to file such information if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

        Within 10 Business Days of filing its annual and quarterly reports with the SEC, the Company will deliver to the Trustee an Officers' Certificate containing information (including detailed calculations) required to establish whether the Company was in compliance with the requirements of "Description of Notes—Certain covenants—Maintenance of consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage" and "Description of Notes—Certain covenants—Limitation on incurrence of unsecured indebtedness" during the annual or quarterly period covered by such reports (including with respect to such provisions, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such provisions, and the calculation of the amount, ratio or percentage then in existence).

Merger and consolidation

        The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") is a corporation, limited liability company or a partnership organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

          (2)   the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (4)   each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company's obligations under the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

          (5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

        Subject to certain limitations described in the Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes, the Note Guarantees and the Registration Rights Agreement. Notwithstanding the foregoing,

          (1)   any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph;

          (2)   the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby; and

          (3)   any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Guarantor.

        In addition, the Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

          (1)   if such entity remains a Guarantor, the resulting, surviving or transferee Person (the "Successor Guarantor") is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

          (2)   if such Guarantor remains a Subsidiary of the Company, the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Guarantor under the Registration Rights Agreement;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)   the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture.

        Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture, the Note Guarantee of such Guarantor and the Registration Rights Agreement. Notwithstanding the foregoing, any Guarantor may (1) merge with or into or transfer all or part of its properties and assets to a Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in a state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor is not increased thereby, and the resulting entity remains or becomes a Guarantor and (3) convert into a corporation, limited liability company, partnership or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, in each case of clauses (1), (2) and (3) without regard to the requirements set forth in the immediately preceding paragraph.

        For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        In the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee. For the avoidance of doubt, aircraft or engine leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of substantially all of the Company's or any such Subsidiary's assets under this "Merger and consolidation" section.

Future guarantors

        The Company will cause each Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Specified Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal, premium, if any, and interest (including Special Interest, if any) in respect of the Notes on a senior basis and all other obligations of the Company under the Indenture.

        The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under "Description of Notes—Note guarantees."

Limitation on activities of the Company

        The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the Issue Date as described in the Offering Memorandum.

Payments for consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an "Event of Default":

          (1)   default in any payment of interest or Special Interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

          (2)   default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)   failure by the Company or any Guarantor to comply with its obligations under "Description of Notes—Certain covenants—Maintenance of consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage," "Description of Notes—Certain covenants—Limitation on incurrence of unsecured indebtedness" and "Description of Notes—Certain covenants—Merger and consolidation;"

          (4)   failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under the covenants described under "Description of Notes—

  Repurchase at the option of holders" or "Description of Notes—Certain covenants" (in each case, other than (a) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (b) a failure to comply with "Description of Notes—Certain covenants—Merger and consolidation," which constitutes an Event of Default under clause (3) above or (c) a failure to comply with "Description of Notes—Certain covenants—Reports" or "Description of Notes—Certain covenants—Payments for consent," each of which constitutes an Event of Default under clause (5) below);

          (5)   failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

          (6)   default by the Company or any of its Subsidiaries under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by such Person (or the payment of which is Guaranteed by such Person), other than Indebtedness owed to the Company or a Subsidiary or Non-Recourse Indebtedness of the Company or any of its Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

            (a)   is caused by a failure by such Person to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such mortgage, indenture or instrument; or

            (b)   results in the acceleration of such Indebtedness prior to its maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100 million or more; provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (6);

          (7)   failure by the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $100 million (net of any amounts paid with respect to such judgments by an insurance company and amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

          (8)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary; or

          (9)   any Note Guarantee of a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the

  Company and its Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until either the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notifies the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee specifying the Event of Default, may, and the Trustee, at the written direction of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Description of Notes—Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Any application by the Trustee for written instructions from the requisite amount of Holders may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions from the requisite amount of Holders in response to such application specifying the action to be taken or omitted.

        Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;

          (2)   the Holders of at least 25% in principal amount of the then outstanding Notes have directed the Trustee in writing to pursue the remedy;

          (3)   such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, rule, regulation or court order or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within five Business Days following the date on which the Company becomes aware of such Default or receives notice of such Default as applicable, a certificate specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

        Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of outstanding Notes affected, no amendment, supplement or waiver may, with respect to any Notes held by such Holder, among other things:

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

          (3)   reduce the principal of or extend the Stated Maturity of any Note;

          (4)   waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

          (5)   reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "Description of Notes—Optional redemption" or "Description of Notes—Repurchase at the option of holders—Change of control" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of "Change of Control");

          (6)   make any Note payable in money other than that stated in the Note;

          (7)   impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

          (8)   make any change in the amendment or waiver provisions which require each Holder's consent; or

          (9)   modify the Note Guarantees in any manner adverse to the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under the Indenture or the Note Guarantees or add a co-obligor of the Notes, in each case, in accordance with "Description of Notes—Certain covenants—Merger and consolidation;"

          (3)   provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

          (4)   to comply with the rules of any applicable depositary;

          (5)   add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

          (6)   secure the Notes and the Note Guarantees;

          (7)   add covenants of the Company and its Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

          (8)   make any change that does not adversely affect the legal rights under the Indenture of any Holder;

          (9)   comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

          (10) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

          (11) provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferrable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

          (12) conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees; or

          (13) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder's Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver.

        In connection with any amendment, supplement or waiver, the Trustee shall be entitled to receive an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that such amendment, supplement or waiver is authorized and permitted by the terms of the Indenture and that all conditions precedent relating to such amendment, supplement or waiver have been complied with.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture ("legal defeasance") except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

          (3)   the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the legal defeasance provisions of the Indenture.

        If the Company exercises the legal defeasance option, the obligations of the Guarantors under the Note Guarantees in effect at such time will be automatically released.

        The Company at any time may be released from its obligations described under "Description of Notes—Repurchase at the option of holders" and under the covenants described under "Description of

Notes—Certain covenants" (other than "Description of Notes—Certain covenants—Merger and consolidation") ("covenant defeasance").

        If the Company exercises the covenant defeasance option, the obligations of the Guarantors under the Note Guarantees in effect at such time will be automatically released.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) that resulted from failure of the Company to comply with its obligations under "Description of Notes—Certain covenants—Maintenance of Consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage" or "Description of Notes—Certain covenants—Limitation on incurrence of unsecured indebtedness", (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (solely with respect to Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries) would constitute a Significant Subsidiary) or (9) under "Description of Notes—Events of default" above, and any such Event of Default will otherwise be inoperative for purposes of the Indenture.

        In order to exercise either legal defeasance or covenant defeasance under the Indenture:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (5)   the Company has delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (6)   the Company has delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

          (7)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

          (8)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers' Certificate referred to in clause (7) above).

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

          (1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

          (2)   (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

            (b)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

            (c)   the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

            (d)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

        No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Notes Guarantee) shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the Trustee

        Deutsche Bank Trust Company Americas is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

        The Indenture provides that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Additional Interest" means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

        "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Aircraft Assets" means aircraft, airframes, engines (including spare engines), parts and pre-delivery payments relating to the foregoing.

        "ALC Maillot" means ALC Maillot Jaune Borrower, LLC, a Delaware limited liability company.

        "ALC Warehouse" means ALC Warehouse Borrower, LLC, a Delaware limited liability company.

        "Applicable Premium" means, with respect to a Note on any date of redemption, the greater of:

          (1)   1.0% of the principal amount of such Note, and

          (2)   the excess, if any, of (a) the present value as of such date of redemption of (i) 100% of the principal amount of such Note plus (ii) all required interest payments due on such Note through April 1, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

        "Board of Directors" means:

          (1)   with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors; and

          (2)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Capital Stock" of a Person means all equity interests in such Person, including any Common Stock, Preferred Stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and Indebtedness (other than Preferred Stock) convertible into equity.

        "Cash and Cash Equivalents" means (1) cash and cash equivalents, as defined in accordance with GAAP, and (2) commercial paper, certificates of deposit, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the Company is rated A (or equivalent rating) or above by Fitch, S&P or Moody's (or in the case of commercial paper, rated P-1 or higher by Moody's or A-1 or higher by S&P).

        "Change of Control" means, an event or series of events by which:

          (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than the Company, a direct or indirect Subsidiary, or any employee or executive benefit plan of the Company and/or its Subsidiaries, has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of the Company's Common Stock representing more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock;

          (2)   the consummation of (i) any consolidation or merger of the Company pursuant to which the Company's Common Stock will be converted into the right to obtain cash, securities of a Person other than the Company, or other property; or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Company; provided, however, that a transaction described in clause (i) or (ii) in which the holders of the Company's Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

          (3)   during any period of 12 consecutive months, a majority of the members of the board of directors of the Company cease to be composed of individuals (i) who were members of the board on the first day of such period, (ii) whose election or nomination to the board was approved by individuals referred to in the immediately preceding clause (i) constituting at the time of such election or nomination at least a majority of the board, or (iii) whose election or nomination to the board was approved by individuals referred to in the immediately preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of the board.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        "Common Stock" shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

        "Consolidated Adjusted EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock-based compensation expense and any other non-cash, non-recurring losses or charges of the Company and its consolidated Subsidiaries.

        "Consolidated Interest Expense" means, for any period, all interest expense in respect of Indebtedness of the Company and its consolidated Subsidiaries deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

        "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (1) any change in accounting principles in accordance with GAAP, (2) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (3) any discontinued operations and (4) any extraordinary items.

        "Consolidated Net Worth" means, at any time, shareholder's equity as reflected in the Company's consolidated financial statements.

        "Consolidated Unencumbered Assets" means the assets of the Company and its Subsidiaries on a consolidated basis, consisting of (1) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a Lien (other than customary bankers' liens and rights of setoff and offset) and (2) non-pledged Aircraft Assets, valued at the net book value thereof.

        "Consolidated Unsecured Indebtedness" means Unsecured Indebtedness of the Company and its Subsidiaries, on a consolidated basis after eliminating intercompany items.

        "Convertible Notes" means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Capital Stock" means Capital Stock that by its terms is:

          (1)   required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Capital Stock; or

          (2)   convertible at the option of the holder into Disqualified Capital Stock or exchangeable for Indebtedness.

        "DTC" means The Depository Trust Company.

        "Equity Offering" means a public offering for cash by the Company of its Common Stock other than (1) public offerings with respect to the Company's Common Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Notes" means Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

        "Fitch" means Fitch Rating Service, Inc.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

        "Guarantor Subordinated Obligation" means any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to such Guarantor's Note Guarantee pursuant to a written agreement.

        "Guarantee" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a)   to purchase such Indebtedness or obligation or any property constituting security therefor;

          (b)   to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

          (c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

          (d)   otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

        In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor to the extent of such obligor's liability with respect thereto.

        "Government Securities" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a

Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

        "Guarantor" means each Subsidiary that provides a Note Guarantee; provided that upon release or discharge of such Subsidiary from its Note Guarantee in accordance with the Indenture, such Subsidiary ceases to be a Guarantor.

        "Holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" with respect to any Person means, at any time, without duplication,

          (1)   its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to Stated Maturity of the Notes;

          (2)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (3)   (a) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

          (4)   all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (5)   all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

          (6)   the net aggregate Swap Termination Value of all Swap Contracts of such Person; and

          (7)   any Guaranty of such Person with respect to liabilities of a type described in any of clauses (1) through (6) hereof.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

        "interest" with respect to the Notes means interest with respect thereto, "Additional Interest," if any, and "Special Interest," if any.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch, as applicable.

        "Issue Date" means March 16, 2012.

        "Joint Venture" means, as to any Person, any other Person designated as a "joint venture" (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

        "Marketable Securities" means either (1) debt securities that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody's or (2) senior debt securities of issuers that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody's.

        "Material" means material in relation to the business operations, financial condition or properties of the Company and its Subsidiaries taken as a whole.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Guarantor Subsidiary" means any Subsidiary that is not a Guarantor.

        "Non-Rating Period" means any period of time from and after the first anniversary of the Issue Date during which a publicly available rating on the Notes is not maintained by at least one Rating Agency. For avoidance of doubt, the Company shall not have the obligation to maintain any particular minimum rating or level of rating.

        "Note Guarantee" means, individually, any Guarantee of payment of the Notes and the Company's other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

        "Non-Recourse Indebtedness" means with respect to any Person, any Indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the Obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder; provided, however, that the existence of a guarantee that is not a Guarantee of payment of Indebtedness shall not cause the related Indebtedness to fail to be Non-Recourse Indebtedness.

        "Obligations" means, with respect to Indebtedness, any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing such Indebtedness.

        "Offering Memorandum" means the offering memorandum, dated March 13, 2012, relating to the sale of the Notes.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Bond Hedge Transaction" means any call or capped call option (or substantively equivalent derivative transaction) on the Company's Common Stock purchased by the Company in connection with an issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

        "Permitted Warrant Transaction" means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company's Common Stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock," means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

        "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        "Qualified Capital Stock" means all Capital Stock of a Person other than Disqualified Capital Stock.

        "Rating Agency" means each of S&P and Fitch.

        "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Issue Date by and between the Company and the initial purchaser set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

        "SEC" means the United States Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "SPC Subsidiary" means a Special Aircraft Financing Entity that has acquired from a Person other than the Company or a Subsidiary a single Aircraft Asset and is prohibited by its organizational documents or loan documents or other related financing documents, without extension, replacement, modification or renewal thereof, from Incurring Indebtedness, other than the Indebtedness Incurred to finance such acquisition.

        "Special Aircraft Financing Entity" means (a) any Subsidiary of the Company (1) that is a borrower under a lending facility for the purpose of purchasing or financing Aircraft Assets, (2) that has no Indebtedness other than Indebtedness that is non-recourse to the Company and its Subsidiaries (other than (a) such Subsidiary and its Subsidiaries and (b) a limited recourse pledge of the equity of any such Subsidiary) and the payment of such Indebtedness is not guaranteed by or would become the obligation of the Company and its Subsidiaries (other than such Subsidiary and its Subsidiaries), and (3) that engages in no business other than the purchase, finance, lease, sale and management of Aircraft Assets and the ownership of special purpose entities engaged in such purchase, finance, lease, sale and management, and business incidental thereto and (b) any such special purpose entity described in the foregoing clause (a)(3) that is a Subsidiary of a Special Aircraft Financing Entity; provided that "Special Aircraft Financing Entity" shall include, without limitation, ALC Warehouse and ALC Maillot.

        "Specified Indebtedness" with respect to any Person, means any Indebtedness of such Person the outstanding principal amount of which equals at least $100.0 million.

        "Stated Maturity" means April 1, 2017.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Swap Contract" means (1) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (1) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

        "Synthetic Lease" means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (1) that is accounted for as an operating lease under GAAP and (2) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

        "Treasury Rate" means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unsecured Indebtedness" means Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations under Capital Leases and with respect to Swap Contracts shall not constitute Unsecured Indebtedness.

        "Voting Stock" means Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

        "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

CERTAIN MATERIAL DIFFERENCES BETWEEN
THE OLD NOTES AND THE NOTES

        The following is a summary of certain material differences between the terms of the old notes and the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions, and the following is qualified in its entirety by the provisions of the Notes, the Indenture, the old notes, the Original Purchase Agreement, and the Amendment. You received copies of the Amended Note Purchase Agreement in the form of the Original Purchase Agreement and the Amendment, and you should read the foregoing agreements, as well as the Indenture and the form of Supplemental Indenture, before making an investment in the new notes. Also see "Description of Notes."

Summary

        All capitalized terms that appear in the column underneath the heading "Old Notes" and that are not defined elsewhere in this prospectus have the respective meanings noted below in "—Certain definitions." All capitalized terms that appear in the column underneath the heading "Notes" have the respective meanings noted above in "Description of Notes."

	Old Notes	Notes
Interest rate	7.375% per annum, plus (x) additional interest of 0.50% per annum beginning on the Step-Up Date and (y) an additional 0.50% on each subsequent anniversary of the Step-Up Date, until an exchange offer has been completed or, if an exchange offer is not completed, until the old notes mature.	5.625% per annum, plus additional interest at an annual rate of 0.50% during a Non-Rating Period. The Company is currently in a Non-Rating Period.
Interest payment date	Interest is payable semi-annually in arrears on January 30 and July 30.	Interest is payable semi-annually in arrears on April 1 and October 1.
Record date for determining the holders entitled to interest payments	The record date for the payment of interest shall be the January 15 or July 15 immediately preceding the related interest payment date.	The record date for the payment of interest shall be the March 15 or September 15 immediately preceding the related interest payment date.
Maturity date	January 30, 2019.	April 1, 2017.
Transfer restrictions	The old notes were offered and sold in a transaction exempt from registration under the Securities Act.	The new notes are being offered and exchanged in a transaction registered under the Securities Act.

	Old Notes	Notes
Scheduled prepayment of principal	On each January 30 to and including January 30, 2018, the Company is obligated to prepay $11,050,000 principal amount (or such lesser amount as shall then be outstanding) of the old notes at par and without payment of the Make-Whole Amount or any premium. The record date for such prepayment of principal is the immediately preceding January 15.	The Company is not obligated to make any scheduled prepayments of principal.
Redemption at the option of the Company
At any time, the Company may prepay all or any part of the old notes (in an amount not less than 10% of the aggregate principal amount of the old notes then outstanding in the case of a partial prepayment) at a redemption price equal to 100% of the principal amount being prepaid, together with interest accrued thereon to the date of such prepayment and the Make-Whole Amount determined for the prepayment date with respect to such principal amount being prepaid.
Except as described below, the Notes are not redeemable until April 1, 2017.

Prior to April 1, 2015, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes in certain circumstances following an Equity Offering, and subject to certain other limitations, at a redemption price equal to 105.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date.

In addition, at any time prior to April 1, 2017, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date.
Redemption at the option of the holder
Upon the occurrence of a Change in Control, the Company shall offer to prepay all, but not less than all, of the old notes at a purchase price of 100% of the principal amount of such old notes, together with accrued interest to but excluding the date of prepayment, but without the Make-Whole Amount or other penalty or premium.
Upon the occurrence of a Change of Control, the Company shall offer to purchase all of the Notes at a purchase price of 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase.

	Old Notes	Notes
If at any time the Company becomes obligated to secure the Indebtedness evidenced by the old notes with a Lien, because any Principal Bank Facility becomes secured by certain assets of the Company or any of its Subsidiaries, the Company shall irrevocably offer to prepay the old notes at 101% of the principal amount so prepaid together with the interest accrued thereon to the date of such prepayment, but without the Make-Whole Amount or other penalty or premium.
Consolidated net worth covenant	The Company will not as of quarter end permit Consolidated Net Worth to be less than the sum of (a) $1,750,000,000 plus (b) an aggregate amount equal to 50% of Consolidated Net Income.	The Company will not as of a fiscal quarter end permit Consolidated Net Worth to be less than $2,000,000,000.
Maintenance of consolidated unencumbered assets
	The Company shall as of quarter end maintain Consolidated Unencumbered Assets at a minimum of 125% of Consolidated Unsecured Indebtedness, except that the Company will not be subject to the covenant at any time the old notes are secured by liens on the Company's assets imposed because any Principal Bank Facility becomes secured by certain assets of the Company or any of its Subsidiaries.	The Company shall as of fiscal quarter end maintain Consolidated Unencumbered Assets at a minimum of 125% of Consolidated Unsecured Indebtedness.

	Old Notes	Notes
Maintenance of interest coverage	The Company will not, as of the end of each fiscal quarter, permit the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for the fiscal quarter ending on such date together with the three fiscal quarters which immediately precede such fiscal quarter plus (ii) the aggregate amount of net cash proceeds received by the Company from the issuance of capital stock (or similar equity interests) during such period to (b) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.	Substantially similar to the maintenance of interest coverage covenant governing the old notes, except that the Company will not be subject to the covenant at any time the Notes have Investment Grade Ratings from both S&P and Fitch. See "Description of Notes—Certain covenants—Maintenance of interest coverage" for description of the maintenance of interest coverage covenant.
Consolidated Leverage Ratio	The Company will not permit the Consolidated Leverage Ratio as of the last day of any quarterly reporting period of the Company to be greater than 3.0 to 1.0.	The Indenture does not contain a consolidated leverage ratio covenant.
Restricted payments covenant
	Substantially similar to the limitation on restricted payments contained in the Indenture governing the Notes, except that cash payments made in connection with (i) any conversion of Convertible Notes or (ii) a Permitted Bond Hedge Transaction, and settlement of any related Permitted Warrant Transaction, are not limited as to amount.	See "Description of Notes—Certain covenants—Limitation on restricted payments" for description of the limitation on restricted payments.

Certain definitions applicable to the old notes

        "Adjusted Interest Rate" means the Original Interest Rate plus 50 basis points (0.50%) per annum for each Adjustment Period that has commenced prior to a Ratings Satisfaction Event.

        "Adjustment Period" means each sequential period (each of which shall be deemed to be 90 days) commencing on the 30th day of each July, October, January and April, as the case may be, and ending on the next succeeding 30th day of July, October, January or April, as the case may be, which period shall not commence prior to July 30, 2012 and shall not continue after a Ratings Satisfaction Event.

        "Aircraft Assets" means aircraft, airframes, engines (including spare engines), parts and pre-delivery payments relating to the foregoing.

        "Approved Rating Agency" means any of S&P, Moody's or Fitch.

        "Business Day" means (a) for the purposes of Section 8.7 of the Amended Note Purchase Agreement only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Los Angeles, California are required or authorized to be closed.

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Cash and Cash Equivalents" means (i) cash and cash equivalents, as defined in accordance with GAAP, and (ii) commercial paper, certificates of deposit, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the Company is rated A (or equivalent rating) or above by Fitch Rating Service, Inc., S&P or Moody's (or in the case of commercial paper, rated P-1 or higher by Moody's or A-1 or higher by S&P).

        A "Change in Control" shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than the Company Control Group,

            (i)  become the "beneficial owners" (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock, or

           (ii)  acquire after the date hereof (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (y) all or substantially all of the properties and assets of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        "Common Stock" shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

        "Company Control Group" shall mean any of the following Persons or any combination of the following Persons: (a) Steven F. Udvar-Házy, (b) the estate of Steven F. Udvar-Házy (including, for its purpose, any revocable living trust of which the settlor is Steven F. Udvar-Házy during the period that such trust is treated as an administrative trust after the death of Steven F. Udvar-Házy), (c) any successor trustee of a revocable inter-vivos trust established by Steven F. Udvar-Házy during the lifetime of Steven F. Udvar-Házy, (d) any conservator or other statutorily recognized personal representative of Steven F. Udvar-Házy during the lifetime of Steven F. Udvar-Házy, (e) any corporation, partnership, trust or other entity directly or indirectly controlled by Steven F. Udvar-Házy or any of his immediate family members, (f) any trust which has as its principal income beneficiaries or remaindermen any combination of (i) Steven F. Udvar-Házy or any of his immediate family members or (ii) another trust or trusts for the primary benefit of Steven F. Udvar-Házy or any of his immediate family members or (iii) any wholly charitable corporation, partnership, trust or other entity established by Steven F. Udvar-Házy or of which the assets of Steven F. Udvar-Házy are directly or indirectly the sole or primary funding source; or (g) any immediate family member of Steven F. Udvar-Házy; provided that so long as Steven F. Udvar-Házy is alive and not incapacitated, Steven F. Udvar-Házy must have the personal right or power, whether sole or shared, by ownership, irrevocable proxy, office or position, contract or otherwise, to vote more than 50% of the total voting power of the Voting Stock of the

Company held by the foregoing as of the date of any determination thereof irrespective of the ownership of such stock by any of the foregoing.

        "Consolidated Adjusted EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock-based compensation expense and any other non-cash, non-recurring losses or charges of the Company and its consolidated Subsidiaries. Notwithstanding the foregoing, in no event shall "Consolidated Adjusted EBITDA" include amounts attributable to Excluded Foreign Subsidiaries.

        "Consolidated Interest Expense" means, for any period, all interest expense in respect of Indebtedness of the Company and its consolidated Subsidiaries (other than Excluded Foreign Subsidiaries) deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

        "Consolidated Leverage Ratio" means as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Shareholders' Equity for such period.

        "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (iii) any discontinued operations and (iv) any non-recurring extraordinary items. Notwithstanding the foregoing, in no event shall "Consolidated Net Income" include income (or loss) attributable to Excluded Foreign Subsidiaries.

        "Consolidated Net Worth" means, at any time, shareholder's equity as reflected in the Company's consolidated financial statements. Notwithstanding the foregoing, in no event shall "Consolidated Net Worth" include shareholder's equity attributable to Excluded Foreign Subsidiaries.

        "Consolidated Shareholders' Equity" means at any date of determination, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries under shareholders' equity at such date.

        "Consolidated Total Debt" means at any date of determination, the aggregate principal amount of all indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Unencumbered Assets" means the assets of the Company and its Subsidiaries on a consolidated basis, consisting of (1) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a lien (other than customary bankers' liens and rights of setoff and offset) and (2) non-pledged Aircraft Assets, valued at the net book value thereof. Notwithstanding the foregoing, in no event shall "Consolidated Unencumbered Assets" include assets of Excluded Foreign Subsidiaries.

        "Consolidated Unsecured Indebtedness" means Unsecured Indebtedness of the Company and its Subsidiaries (other than Excluded Foreign Subsidiaries), on a consolidated basis after eliminating intercompany items.

        "Convertible Notes" means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

        "Excluded Foreign Subsidiary" means (a) a Subsidiary that (i) the Company has designated as an "Excluded Foreign Subsidiary" hereunder by notice to the holders of old notes, and (ii) is a "controlled foreign corporation" within the meaning of Section 957 of the Code and the regulations promulgated thereunder and (b) any Subsidiary of a Person described in the foregoing clause (a).

        "Fitch" means Fitch Ratings Service.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

        "Governmental Authority" means

          (a)   the government of

              (i)  the United States of America or any State or other political subdivision thereof, or

             (ii)  any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (b)   any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a)   to purchase such indebtedness or obligation or any property constituting security therefor;

          (b)   to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

          (d)   otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        "Indebtedness" with respect to any Person means, at any time, without duplication,

          (a)   its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to the maturity date of the old notes;

          (b)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities for such deferred purchase price created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c)   (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities that would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

          (d)   all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (e)   all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

          (f)    the net aggregate Swap Termination Value of all Swap Contracts of such Person; and

          (g)   any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

        Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

        "Investment Grade Rating" means a Rating of (i) "BBB-" or better by S&P, (ii) "Baa3" or better by Moody's, or (iii) "BBB-" or better by Fitch; provided, however, that if there is more than one Rating that has been issued by an Approved Rating Agency and is effective (and not withdrawn) at any time, then at such time, whether or not the Company has an Investment Grade Rating shall be determined on the basis of the second best of such Ratings in order of quality, measured against the foregoing levels.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

        "Make-Whole Amount" means, with respect to any old note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such old note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any old note, the principal of such old note that is to be prepaid pursuant to Section 8.2 of the Amended Note Purchase Agreement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Amended Note Purchase Agreement, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any old note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the old notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any old note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" (or such other display as may replace

  Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable old note.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any old note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the old notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1 of the Amended Note Purchase Agreement. For the avoidance of doubt, the Adjusted Interest Rate, if then in effect at the time of any computation of the Remaining Scheduled Payments, shall be used in connection with such computation of the Remaining Scheduled Payments.

          "Settlement Date" means, with respect to the Called Principal of any old note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 of the Amended Note Purchase Agreement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Amended Note Purchase Agreement, as the context requires.

        "Marketable Securities" means either (i) debt securities that are rated BBB- or above by Fitch Rating Service, Inc., BBB- or above by S&P, or Baa3 or above by Moody's or (ii) senior debt securities of issuers that are rated BBB- or above by Fitch Rating Service, Inc., BBB- or above by S&P, or Baa3 or above by Moody's.

        "Permitted Bond Hedge Transaction" means any call or capped call option (or substantively equivalent derivative transaction) on the Company's Common Stock purchased by the Company in connection with an issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

        "Permitted Warrant Transaction" means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company's Common Stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

        "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

        "Preferred Stock" means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

        "Principal Bank Facility" means an unsecured bank line of credit in an amount of at least $150,000,000 under which the Company or any Subsidiary is an obligor.

        "Rating" means a credit rating of the Company's senior unsecured long-term indebtedness provided by an Approved Rating Agency at the Company's request and with the Company's authorization.

        "Ratings Satisfaction Event" means the earlier of (i) the date the Company has an Investment Grade Rating and (ii) the date the prepayment amount pursuant to a prepayment offer made pursuant to Section 8.8 of the Amended Note Purchase Agreement has been paid to all holders of old notes (other than for old notes with respect to which the holder has delivered a timely rejection notice in connection with such offer as contemplated by Section 8.8 of the Amended Note Purchase Agreement).

        "Securities" or "Security" shall have the meaning specified in Section 2(1) of the Securities Act.

        "Subsidiary" means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Swap Contract" means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

        "Synthetic Lease" means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

        "Unsecured Indebtedness" means Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations under Capital Leases and with respect to Swap Contracts shall not constitute Unsecured Indebtedness.

        "Voting Stock" means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below, and in the aggregate referred to as "holders") of the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of new notes acquired in the exchange offer. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not obtained, nor do we intend to obtain, any ruling from the U.S. Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary assumes that the old notes are and the new notes will be held as capital assets within the meaning of Section 1221 of the Code (generally, for investment). This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor does it address any estate or gift tax considerations. In addition, this summary does not address all tax considerations that may be applicable to a particular holder's circumstances or to holders that may be subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, U.S. Holders whose "functional currency" is not the U.S. dollar, controlled foreign corporations, certain U.S. expatriates, partnerships other pass-through entities for U.S. federal income tax purposes, holders holding the old notes or the new notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction, holders deemed to sell the old notes or the new notes under the constructive sale provisions of the Code, or subsequent purchasers of the new notes.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of old notes or new notes that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United or States, (ii) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of old notes or new notes that is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation, or a trust or a estate that is not a U.S. Holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds old notes or new notes, the tax treatment of a partner or member will generally depend upon the status of the partner or member, the activities of the partnership or pass-through entity, and certain determinations made at the partner or member level. Partnerships and other pass-through entities, and partners of partnerships and members of other pass-through entities, are urged to consult their tax advisors as to the particular tax consequences to them of the exchange offer and the ownership and disposition of new notes.

        Under the terms of the new notes, we are required in certain circumstances to pay amounts in excess of stated interest or principal on the new notes. It is possible that the IRS could assert that such payments are "contingent payments" and the new notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. We intend to take the position that the new notes should not be treated as contingent payment debt instruments. Our position will be binding on holders of the new notes, unless a holder timely and explicitly discloses to the IRS that it takes a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the new notes may be materially different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the new notes are not treated as contingent payment debt instruments.

        This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. You are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws, as well as the application of non-income tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

Qualified Reopening

        The new notes will be fungible with the existing notes for U.S. federal income tax purposes if the new notes are treated as issued in a "qualified reopening" of the existing notes, which will occur if the existing notes are treated as "publicly traded" and either (i) the new notes are issued with no more than a de minimis amount of original issue discount, or (ii) the yield of the new notes is not more than 100 percent of the yield of the existing notes on their issue date. We expect, and the following discussion assumes, that the new notes will be treated as issued in a "qualified reopening" of the existing notes. Consequently, the new notes will be part of the same "issue" as the existing notes, and will have the same "issue date" and the same "issue price" as the existing notes. For U.S. federal income tax purposes, the "issue date" of the existing notes (and, thus, the new notes) is March 16, 2012 and the "issue price" of the existing notes (and, thus, the new notes) is 100% of their principal amount, which was the initial offering price for the existing notes.

Tax Consequences to U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder that tenders old notes in the exchange offer.

Tax Consequences to U.S. Holders of the Exchange

        The exchange of old notes for new notes (and cash, if any) pursuant to the exchange offer will constitute a disposition of the old notes for U.S. federal income tax purposes. Therefore, you will generally recognize gain or loss in full upon the exchange unless the exchange qualifies as a recapitalization for U.S. federal income tax purposes as discussed below.

        In order for the exchange to qualify as a recapitalization, the old notes and the new notes must both be treated as "securities" under the relevant provisions of the Code. Neither the Code nor the Treasury regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of a debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. While the proper treatment of the exchange is uncertain, we intend to take the position that the new notes are not "securities" and that the exchange of the old notes for new notes should accordingly not be treated as a recapitalization for U.S. federal income tax purposes. You should consult your own tax advisor as to whether the exchange of old notes for new notes qualifies as a recapitalization for U.S. federal income tax purposes.

        If the exchange of any old notes for new notes (and cash, if any) is not treated as a recapitalization, you will generally recognize gain or loss equal to the difference, if any, between (i) the "issue price" of the new notes at the time of the exchange (which, as discussed above, will be the same as the "issue price" of the existing notes) plus cash, if any, that you receive as a result of rounding down the exchange consideration (with such sum reduced by any accrued but unpaid interest, which will be subject to tax in the manner described below under "Accrued Interest") and (ii) your adjusted tax basis in the old notes exchanged therefor. Your adjusted tax basis in the old notes generally will equal the amount paid therefor, (i) increased by the amount of original issue discount and the amount of market discount (if any) previously taken into income and (ii) reduced by any amortizable bond premium previously amortized and any payments other than stated interest previously received on the old notes. Your adjusted tax basis in the new notes will equal their issue price, and you will have a new holding period in the new notes commencing the day after the exchange. Subject to the market discount discussion below, any gain or loss you recognize will generally be capital gain or loss and will be long-term capital gain or loss if the old notes have been held for more than one year. If you are a non-corporate U.S. Holder (including an individual), long-term capital gains are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        If, however, the exchange of the old notes for new notes (and cash, if any) is treated as a recapitalization, you may recognize gain (but not loss) on the exchange because the principal amount of the new notes received will exceed the currently remaining principal amount of the old notes surrendered (such excess, the "excess principal amount"). The new notes you receive (other than with respect to accrued but unpaid interest on the old notes) will be bifurcated, for U.S. federal income tax purposes, into two groups. First, a number of new notes will be deemed to be issued in respect of the excess principal amount. Second, the remaining new notes will be deemed to be issued in respect of the surrender of the old notes as part of the recapitalization. The gain recognized generally will equal the lesser of (i) the amount of gain realized on the exchange (computed in the manner described above with respect to the discussion of the treatment of the exchange if it does not qualify as a recapitalization) and (ii) the fair market value of the new notes pertaining to the excess principal amount plus cash, if any, that you receive as a result of rounding down the exchange consideration. You will have a tax basis in the new notes pertaining to the excess principal amount equal to their fair market value. Your tax basis in the remaining new notes will equal your adjusted tax basis in the old notes surrendered, (i) reduced by the fair market value of the new notes pertaining to the excess principal amount and any cash received and (ii) increased by any gain recognized on the exchange. The new notes you receive pertaining to the excess principal amount will have a new holding period commencing the day after the exchange, and the holding period in the remaining new notes will include the period during which you held the old notes surrendered in the exchange. The gain you recognize will generally be capital gain (although as described below, all or a portion of any recognized gain could be subject to ordinary income treatment if you acquired the old notes with market discount) and will be long-term capital gain if the old notes have been held for more than one year. If you are a non-corporate U.S. Holder (including an individual), long-term capital gains are currently eligible for reduced rates of taxation.

        Market Discount.    If you acquired old notes with market discount, any gain recognized on the exchange of old notes for new notes (and cash, if any) will be treated as ordinary income (and will not receive capital gain treatment) to the extent of the market discount accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount on a note issued with original issue discount is generally the excess, if any, of the revised issue price of the note over your initial tax basis in the old note, if such excess exceeds a de minimis amount. If the exchange of old notes for new notes (and cash, if any) qualifies as a recapitalization, any accrued market discount not recognized on the exchange will generally carry over to the new notes. U.S. Holders who acquired their old notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the old notes pursuant to the exchange offer.

        Accrued Interest.    If you exchange old notes pursuant to the exchange offer, you will include the amount of any accrued but unpaid interest on the old notes as ordinary income (unless you have previously accrued such amount in income), without regard to the adjustments with respect to accrued but unpaid interest on the new notes described above under "The Exchange Offer—Exchange consideration."

        Tax on Net Investment Income.    As of January 1, 2013, certain U.S. Holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on all or a portion of their "net investment income" (as defined by the Code). Net investment income will generally include any gain and any interest income that you recognize on the exchange of old notes for new notes. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from the exchange.

Tax Consequences to U.S. Holders of Ownership of New Notes

        Payments of Interest.    Interest on the new notes will generally be taxed to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. The portion of the first interest payment on the new notes that is attributable to pre-issuance accrued interest on the new notes (if any) will generally not be treated as interest income.

        Market Discount.    If your new notes have market discount (see "Tax Consequences to U.S. Holders—Tax Consequences to U.S. Holders of the Exchange—Market Discount" above), under the market discount rules, you will be required to treat any gain on the sale, exchange or retirement of the new notes as ordinary income to the extent of the market discount that is treated as having accrued on the new notes at the time of the sale, exchange or retirement, and which you have not previously included in income. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new notes unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case any gain recognized will not be recharacterized as ordinary income.

        Amortizable Bond Premium on New Notes.    If your initial tax basis in the new notes is greater than their stated principal amount, you will be considered to have acquired the new notes with "amortizable bond premium." You generally may elect to amortize the premium over the remaining term of the new notes on a constant yield method as an offset to interest when includible in income under your regular accounting method. However, because the new notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that you may amortize with respect to a new note. You should consult your tax advisor about these special rules. If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the new notes.

        Sale, Exchange or Retirement of New Notes.    Unless a non-recognition provision applies, you generally will recognize taxable gain or loss upon a sale, exchange or retirement of a new note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less an amount equal to any accrued but unpaid stated interest, which will be taxed in the manner described above under "Payments of Interest" to the extent not previously included in income) and (ii) your adjusted tax basis in the new note. Your adjusted tax basis in a new note will, in general, be your initial tax basis in the new note, increased by any market discount previously included in income, and reduced by any amortized bond premium.

        Any gain or loss on the sale, exchange or retirement of a new note will generally be capital gain or loss (although all or a portion of any recognized gain could be subject to ordinary income treatment if there is any accrued market discount on the new note at the time of the sale, exchange or retirement, as discussed above under "—Market Discount") and will be long-term capital gain or loss if the new note has a holding period of more than one year at the time of the sale, exchange or retirement. If you are a non-corporate U.S. Holder (including an individual), long-term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Tax on Net Investment Income.    As of January 1, 2013, certain U.S. Holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on all or a portion of their "net investment income" (as defined by the Code), which may include all or a portion of such holders' interest on the new notes and capital gains from the sale, exchange or retirement of the new notes. U.S. Holders should consult their own tax advisors regarding the application of this additional surtax to their ownership of the new notes.

Tax Consequences to Non-U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder that tenders old notes in the exchange offer.

Tax Consequences to Non-U.S. Holders of the Exchange

        You generally will not recognize any gain that a U.S. Holder would be required to recognize on the exchange of old notes for new notes (as discussed above under "Tax Consequences to U.S. Holders—Tax Consequences to U.S. Holders of the Exchange") unless:

  •
  the gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base that you maintain), in which case the gain will be subject to tax as described below under "Tax Consequences to Non.-U.S. Holders of Ownership of New Notes—Effectively Connected Interest and Gain"; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement, and certain other conditions are met, in which case the gain (net of certain U.S.-source capital losses) will generally be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

        Any amounts received by you that are attributable to accrued and unpaid interest on the old notes will generally be treated in the same manner as described below under "Tax Consequences to Non.-U.S. Holders of Ownership of New Notes—Payments of Interest."

Tax Consequences to Non-U.S. Holders of Ownership of New Notes

        Payments of Interest.    The 30% U.S. federal withholding tax will not apply to any payment of interest on the new notes under the "portfolio interest rule," provided that (i) such interest is not effectively connected with the conduct of a trade or business in the United States by you; (ii) you do not actually or constructively own 10% or more of the total combined voting power of all classes of the Company's stock; (iii) you are not a controlled foreign corporation that is related to the Company through stock ownership; (iv) you are not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are not a United States person).

        If you cannot satisfy the requirements described above, payments of interest on the new notes made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us (or our paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the new notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Sale, Exchange or Retirement of New Notes.    Any gain realized upon the sale, exchange or retirement of a new note generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base that you maintain), in which case the gain will be subject to tax in the same manner as effectively connected interest income as described below under "Tax Consequences to Non.-U.S. Holders of Ownership of New Notes—Effectively Connected Interest and Gain"; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that sale, exchange or retirement, and certain other conditions are met, in which case the gain (net of certain U.S. source capital losses) will generally be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

        To the extent proceeds from the sale, exchange or retirement of a new note represent accrued and unpaid interest, you generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under "Tax Consequences to Non.-U.S. Holders of Ownership of New Notes—Payments of Interest."

        Effectively Connected Interest and Gain.    If you are engaged in a trade or business in the United States and interest on, or gain realized upon the disposition of, the new notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base that you maintain), then you will be subject to U.S. federal income tax on that interest or gain on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest or gain, subject to adjustments.

Backup Withholding and Information Reporting

U.S. Holders

        In general, information reporting requirements may apply to the exchange of old notes for new notes (and cash, if any), and such requirements will apply to certain payments of principal and interest on, or proceeds from a disposition of, new notes (unless, in each case, you are an exempt recipient such as a corporation).

        Backup withholding may apply to the exchange of old notes for new notes (and cash, if any) or any such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        Generally, we must report to the IRS and to you the amount of interest paid to you with respect to the old notes or new notes, and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to the exchange of old notes for new notes (and cash, if any) or interest that we pay to you on the old notes or new notes, provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of old notes or new notes made within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the exchange of the old notes for the new notes and the holding of the new notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws") and (iii) entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each of (i), (ii) and (iii), a "Plan").

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the new notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The exchange of the old notes for the new notes by an ERISA Plan with respect to which the issuer, the initial purchaser or the subsidiary guarantors, if any, are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition or holding of the new notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent "qualified professional asset managers," PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by "in-house asset managers." In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the new notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the new notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a new note each holder of the old notes and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder of the old notes or transferee to acquire or hold the new notes constitutes assets of any Plan or governmental plan or (ii) the exchange of the old notes for the new notes and holding of the new notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging the old notes for the new notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the exchange of old notes for new notes and the holding and disposition of the new notes.

        Holders of the old notes have the exclusive responsibility for ensuring that their exchange of old notes for new notes and holding of the new notes comply with the fiduciary responsibility rules of ERISA and do not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

 LEGAL MATTERS

        Certain matters with respect to the new notes being issued in the exchange offer will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Air Lease Corporation and its subsidiaries as of December 31, 2012 and 2011 and the years ended December 31, 2012 and 2011 and the period from inception to December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OFFER TO EXCHANGE
Up to $151,614,000 of 5.625% Senior Notes due 2017
that have been registered under the Securities Act of 1933, as amended, for any and all outstanding 7.375% Senior Unsecured Notes due January 30, 2019

The exchange agent for the exchange offer is:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Mail, Hand or Overnight Delivery:

DB Services Americas, Inc.
US CTAS Operations
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Facsimile:	For Information or Confirmation by Telephone:
(615) 866-3889	(800) 735-7777, Option #1